As filed with the Securities and Exchange Commission on April 11, 2014

Registration Statement No. 333-194891

United States

Securities and Exchange Commission

Washington, D.C. 20549

Amendment No.1

to

Form S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Ellington Residential Mortgage REIT

(Exact Name of Registrant as Specified in Its Governing Instruments)

Ellington Residential Mortgage REIT

53 Forest Avenue

Old Greenwich, CT 06870

(203) 698-1200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Laurence Penn

Ellington Residential Mortgage REIT

53 Forest Avenue

Old Greenwich, CT 06870

(203) 698-1200

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Daniel M. LeBey, Esq.	Paul Tropp, Esq.
Christopher C. Green, Esq.	Fried, Frank, Harris, Shriver & Jacobson LLP
Hunton & Williams LLP	One New York Plaza
Riverfront Plaza, East Tower	New York, New York 10004
951 E. Byrd Street	Tel (212) 859-8000
Richmond, Virginia 23219	Fax (212) 859-4000
Tel (804) 788-8200
Fax (804) 788-8218

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting Company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED April 11, 2014

Preliminary Prospectus

            Shares

Ellington Residential Mortgage REIT

Common Shares

Ellington Residential Mortgage REIT is a Maryland real estate investment trust formed in August 2012 that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets. Our primary objective is to generate attractive current yields and risk-adjusted total returns for our shareholders by making investments that we believe compensate us appropriately for the risks associated with them. We seek to attain this objective by constructing and actively managing a portfolio comprised primarily of RMBS for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored entity, and to a lesser extent on other RMBS and mortgage-related assets.

We were formed through an initial strategic venture between affiliates of Ellington Management Group, L.L.C., an investment management firm and registered investment adviser with a 19-year history of investing in a broad spectrum of mortgage-backed securities and related derivatives, with an emphasis on the RMBS market, and a group of funds managed by an affiliate of The Blackstone Group LP, a leading investment and advisory firm.

We are offering         common shares of beneficial interest, $0.01 par value per share, or common shares, as described in this prospectus. All of the common shares offered by this prospectus are being sold by us. Our common shares are listed on the New York Stock Exchange under the symbol “EARN.”

On             , 2014, the last reported sale price for our common shares on the New York Stock Exchange was $             per share.

We intend to qualify and will elect to be taxed as a real estate investment trust for U.S. federal income tax purposes, or a REIT, commencing with our short taxable year ended December 31, 2013. To assist us in qualifying as a REIT, among other purposes, our declaration of trust generally limits beneficial and constructive ownership of our shares by any person to no more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares. In addition, our declaration of trust contains various other restrictions on the ownership and transfer of our shares. See “Description of Our Shares of Beneficial Interest—Restrictions on Ownership and Transfer.”

We are an “emerging growth company” under the federal securities laws, and as such we have elected to comply with certain reduced public company reporting requirements in this prospectus and in future filings.

The underwriters have an option to purchase a maximum of        additional common shares to cover over-allotments of shares.

Investing in our common shares involves risk. See “Risk Factors” beginning on page 19.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer(2)

Per Share	$	$	$

Total	$	$	$

(1)	See “Underwriting” for complete details of underwriting compensation.
(2)	Reflects proceeds, before expenses, to us.

Delivery of the common shares will be made on or about            , 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Joint Bookrunners

Credit Suisse	Deutsche Bank Securities

The date of this prospectus is            , 2014

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you, including any information incorporated by reference herein. We have not authorized anyone to provide information that is different. This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus, any free writing prospectus prepared by us or information to which we have referred you, including any information incorporated by reference herein, is accurate only as of their respective dates or on the date or dates specified in those documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

i

GLOSSARY

“Agency” means a U.S. government agency, such as Ginnie Mae, or a federally chartered corporation, such as Fannie Mae or Freddie Mac, which guarantees payments of principal and interest on MBS.

“Agency certificates” means Ginnie Mae, Fannie Mae or Freddie Mac certificates.

“Agency RMBS” means government agency RMBS, which are mortgage pass-through certificates backed by pools of residential mortgage loans issued or guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac. Our Agency RMBS may also consist of Agency CMOs, which are securities that are structured interests in Agency-backed mortgage pass-through certificates. See definition of “CMO,” below.

“Alt-A mortgage loans” means residential mortgage loans made to borrowers whose qualifying mortgage characteristics do not conform to Agency underwriting guidelines. Generally, Alt-A mortgage loans allow homeowners to qualify for a mortgage loan with reduced or alternate forms of documentation.

“ARMs” means adjustable-rate residential mortgage loans.

“CMO” means a collateralized mortgage obligation. CMOs are structured instruments representing interests in specified mortgage loan collateral. CMO securitizations consist of multiple classes, or tranches, of securities, with each tranche having specified characteristics, based on the rules described in the securitization documents governing the division of the monthly principal and interest distributions, including prepayments, from the underlying mortgage collateral among the various tranches. Interest-only securities, or “IOs,” are CMOs that only receive interest payments while principal-only securities, or “POs,” receive only principal payments.

“conforming loans” means residential mortgage loans that conform to the Agency underwriting guidelines and meet the funding criteria of Fannie Mae and Freddie Mac.

“Fannie Mae” means the Federal National Mortgage Association.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHA” means the Federal Housing Administration.

“FHFA” means the U.S. Federal Housing Finance Agency.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“FRMs” means fixed-rate residential mortgage loans.

“Ginnie Mae” means the Government National Mortgage Association, a wholly-owned corporate instrumentality of the United States of America within the U.S. Department of Housing and Urban Development.

“GSE” means a government-sponsored enterprise. When we refer to GSEs, we mean Fannie Mae, Freddie Mac or Ginnie Mae.

“highly rated” tranches of MBS refer to those tranches which we consider to be the more senior tranches of a given securitization.

“hybrid ARMs” means residential mortgage loans that have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index.

“IIOs” means inverse interest-only securities. These debt securities receive no principal payments and have a coupon rate which has an inverse relationship to its reference index.

“IOs” means interest-only securities. These debt securities receive no principal payments and have a coupon rate which is generally either fixed or varies in direct relation to its reference index.

“inverse floaters” are a type of debt security with a coupon rate which has an inverse relationship to its reference index.

“jumbo mortgage loans” means residential mortgage loans with an original principal balance in excess of the maximum amount permitted by the Agency underwriting guidelines.

“manufactured homes” means housing units that are largely assembled in factories and then transported to sites of use. Manufactured housing loans include both manufactured housing installment sales contracts secured by security interests in manufactured homes (and, in some cases, by liens on the real estate on which the manufactured homes are located) and mortgage loans secured by first liens on the real estate on which manufactured homes are permanently affixed.

“MBS” means mortgage-backed securities.

“mortgage loans” means loans secured by real estate with a right to receive the payment of principal and interest on the loan (including servicing fees).

“MSRs” are mortgage servicing rights. Our investments in MSRs will typically consist of investments in the monthly interest payments collected from a pool of mortgage loans, net of a base fee paid to a sub-servicer, as well as the obligations associated with being a servicer, to the extent they are not subcontracted.

“Neg-Am ARMs” means ARMs that allow unpaid accrued interest to be capitalized monthly and added back to the loan’s outstanding principal balance. This negative amortization only occurs in loans where the monthly payment does not cover the amount of interest due for that period. Such mortgage loans typically employ (i) a “recast date” before which the outstanding principal loan balance is permitted to negatively amortize but after which it is not, and (ii) a principal balance cap based on federal and state legislation. Neg-Am ARMs are typically made to borrowers in high-cost areas because monthly mortgage payments are relatively low for these loans, and are made for the purposes of cash management and increased payment flexibility.

“non-Agency RMBS” means MBS that are not issued or guaranteed by an Agency, including investment grade (AAA through BBB rated) and non-investment grade (BB rated through unrated) classes.

“POs” means principal-only securities. These debt securities receive principal payments but no interest payments.

“prime mortgage loans” means residential mortgage loans that generally conform to Agency underwriting guidelines.

“prime jumbo mortgage loans” means mortgage loans that generally conform to Agency underwriting guidelines, except that the mortgage balance exceeds the maximum amount permitted by Agency underwriting guidelines.

“residential mortgage pass-through certificates” represent interests in “pools” of mortgage loans secured by residential real property where payments of both interest and principal (including principal prepayments), on the underlying residential mortgage loans are made monthly to holders of the certificates, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities.

“RMBS” means MBS backed by residential mortgage loans.

“second lien mortgage loan” means a mortgage loan that is subordinate to the primary mortgage loan on a property. The second lien mortgage loan can be in the form of a revolving home equity line of credit or in a closed-end non-revolving loan. In the event of a default or a bankruptcy of the borrower, the second lien mortgage loan will not be paid off until the first lien mortgage loan is paid off. The subordination inherent in the second lien mortgage loan and the resulting difficulty in asset recovery following a bankruptcy makes this type of loan a greater risk to lenders, and consequently such loans generally carry higher interest rates than first lien mortgage loans.

“SIFMA” means the Securities Industry and Financial Markets Association.

“stripped securities” are MBS structured with two or more classes that receive different distributions of principal or interest on a pool of Agency certificates, whole loans or private pass-through MBS.

“subprime mortgage loans” means residential mortgage loans that have been originated using underwriting standards that are less restrictive than those used in underwriting conforming loans and Alt-A mortgage loans. These lower standards permit loans to be made to borrowers having low credit scores and/ or imperfect or impaired credit histories (including outstanding judgments or prior bankruptcies), loans with no income disclosure or verification, and loans with high loan-to-value ratios.

“TBAs” means forward-settling Agency RMBS where the pool is “to-be-announced.” In a TBA, a buyer will agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date.

“Treasury” means the U.S. Department of Treasury.

“VA” means the Department of Veterans Affairs.

“whole loans” means direct investments in whole residential mortgage loans, as opposed to investments in CMOs or other structured products that are backed by such loans.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. It is not complete and may not contain all of the information that you should consider before making an investment in our common shares. You should read carefully the entire prospectus, including the information set forth under “Risk Factors” and the information incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2013, which we refer to as the “2013 10-K.” Except where the context suggests otherwise, “EARN,” “we,” “us” and “our” refer to Ellington Residential Mortgage REIT and its subsidiaries, our “Manager” refers to Ellington Residential Mortgage Management LLC, our external manager, and “Ellington” refers to Ellington Management Group, L.L.C. and its affiliated investment advisory firms, including our Manager. In certain instances, references to our Manager and services to be provided to us by our Manager may also include services provided by Ellington and its other affiliates from time to time. References to “Blackstone” mean The Blackstone Group LP. The “Blackstone Funds” means the group of funds that are managed by an affiliate of Blackstone and that helped form, and have a substantial investment in, our company. Unless indicated otherwise, the information in this prospectus assumes no exercise of the underwriters’ over-allotment option described on the cover page of this prospectus.

Our Company

Ellington Residential Mortgage REIT is a Maryland real estate investment trust formed in August 2012 that specializes in acquiring, investing in, and managing residential mortgage- and real estate-related assets. Our primary objective is to generate attractive current yields and risk-adjusted total returns for our shareholders by making investments that we believe compensate us appropriately for the risks associated with them. We seek to attain this objective by constructing and actively managing a portfolio comprised primarily of Agency RMBS and, to a lesser extent, non-Agency RMBS. We also may opportunistically acquire other types of residential mortgage- and real estate-related asset classes, such as residential mortgage loans and MSRs. We believe that being able to combine Agency RMBS with non-Agency RMBS and other residential mortgage and real estate-related asset classes enables us to balance a range of mortgage-related risks.

We were formed through an initial strategic venture among affiliates of Ellington, an investment management firm and registered investment adviser with a 19-year history of investing in a broad spectrum of MBS and related derivatives, and the Blackstone Funds. These initial investors made an aggregate investment of approximately $31.5 million in us on September 25, 2012. On May 6, 2013, we closed the initial public offering of our common shares, pursuant to which we sold 6,450,000 of our common shares to the public at a price of $20.00 per share. Concurrent with the initial public offering, we completed a private placement in which we sold 1,050,000 of our common shares to our initial investors, also at a price of $20.00 per share, which generated gross proceeds of $21.0 million. Total gross proceeds from the initial public offering and concurrent private placement were $150.0 million. Proceeds, net of offering expenses paid by us, were approximately $148.5 million.

We intend to qualify and will elect to be taxed as a REIT for U.S. federal income tax purposes, commencing with our short taxable year ended December 31, 2013, and to maintain our exclusion from regulation under the Investment Company Act of 1940, as amended, or the “Investment Company Act.”

Our Manager and Ellington

We are externally managed and advised by our Manager, an affiliate of Ellington, pursuant to a management agreement. Our Manager was formed solely to serve as our manager and does not have any other clients. In addition, our Manager does not have any employees of its own and instead relies on the employees of Ellington to perform its obligations to us.

The members of our management team are Michael Vranos, founder and Chief Executive Officer of Ellington, who serves as our Co-Chief Investment Officer and as a member of our Board of Trustees; Laurence Penn, Vice Chairman and Chief Operating Officer of Ellington, who serves as our President and Chief Executive Officer and as a member of our Board of Trustees; Mark Tecotzky, a Managing Director of Ellington, who serves as our Co-Chief Investment Officer; Lisa Mumford, who serves as our Chief Financial Officer and Treasurer; Daniel Margolis, General Counsel of Ellington, who serves as our General Counsel; and Jason Frank, Associate General Counsel of Ellington, who serves as our Secretary. Each of these individuals is an officer of our Manager. We currently do not have any employees.

Our Manager is responsible for administering our business activities and day-to-day operations and, pursuant to a services agreement between our Manager and Ellington, relies on the resources of Ellington to support our operations. Ellington has well-established portfolio management resources for each of our targeted asset classes and an established infrastructure supporting those resources. Through our relationship with our Manager, we benefit from Ellington’s highly analytical investment processes, broad-based deal flow, extensive relationships in the financial community, financial and capital structuring skills, investment surveillance capabilities, and operational expertise. Ellington’s analytic approach to the investment process involves collection of substantial amounts of data regarding historical performance of RMBS collateral and RMBS market transactions. Ellington analyzes this data to identify possible relationships and trends, and develops financial models used to support the investment and risk management process. In addition, throughout Ellington’s 19-year history of investing in RMBS and related derivatives, it has developed strong relationships with a wide range of dealers and other market participants that provide Ellington access to a broad range of trading opportunities and market information. As a result, our Manager is able to provide us with access to a wide variety of asset acquisition and disposition opportunities and information that assist us in making asset management decisions across our targeted asset classes, which we believe provides us with a significant competitive advantage. We also benefit from Ellington’s finance, accounting, operations, legal, compliance, and administrative functions.

As of December 31, 2013, Ellington employed over 130 employees and had assets under management of approximately $5.6 billion, of which (i) approximately $4.5 billion was comprised of our company, Ellington Financial LLC, a specialty finance company listed on the NYSE under the ticker “EFC,” and various hedge funds and other alternative investment vehicles that employ financial leverage, and (ii) approximately $1.1 billion was comprised of accounts that do not employ financial leverage.

Recent Developments

On March 12, 2014, our Board of Trustees authorized a dividend on our common shares for the first quarter of 2014 in the amount of $0.55 per share payable on April 28, 2014 to holders of record as of March 31, 2014. Investors in this offering will not receive this dividend.

We estimate that our book value per common share as of March 31, 2014, was between $        and $        . This amount gives effect to the previously announced dividend in the amount of $0.55 per common share, payable on April 28, 2014 to holders of record on March 31, 2014, with an ex-dividend date of March 27, 2014. We also estimate our debt-to-equity ratio was between         to 1 and         to 1 as of March 31, 2014. We generally conducted our investment activities during the first quarter of 2014 in a manner that was consistent in all material respects with the manner in which we conducted our investment activities in recent prior quarters.

These estimates are subject to change upon completion of our month-end valuation procedures relating to our investment positions and upon completion of our financial statements for the quarter ended March 31, 2014, and any such change could be material. There can be no assurance that the ranges of our estimated book value per common share or our debt-to-equity ratio as of March 31, 2014 are indicative of what our results are likely to be for the three month period ended March 31, 2014 or in future periods. The estimated financial data included in this prospectus has been prepared by, and is the responsibility of, Ellington Residential Mortgage REIT’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the preliminary estimated financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Our Portfolio

As of December 31, 2013, we held a diversified portfolio comprised of Agency RMBS with a principal balance of approximately $1.3 billion and an amortized cost of approximately $1.3 billion and non-Agency RMBS with a principal balance of approximately $50 million and an amortized cost of approximately $29 million. As illustrated in the following table, the estimated fair value of our Agency RMBS and non-Agency RMBS at December 31, 2013 was approximately $1.3 billion and $31 million, respectively, and the average weighted yield on these assets as of December 31, 2013 was 3.3% and 9.1%, respectively. The following table also sets forth certain additional information regarding our investments at December 31, 2013:

December 31, 2013:

($ in thousands)				Gross Unrealized			Weighted Average
	Current Principal	Unamortized Premium (Discount)	Amortized Cost	Gains	Losses	Fair Value	Coupon	Yield	Weighted Average Life(Years)(1)
Agency RMBS:
15-year fixed rate mortgages	$179,906	$7,153	$187,059	$65	$(3,252)	$183,872	3.09%	2.52%	5.76
30-year fixed rate mortgages	1,029,629	41,565	1,071,194	490	(28,111)	1,043,573	3.79%	3.30%	9.80
ARMs	43,525	2,647	46,172	46	(103)	46,115	4.72%	3.24%	3.79
Reverse mortgages	7,581	673	8,254	16	(2)	8,268	4.85%	2.90%	3.41
IOs	n/a	n/a	10,718	2,841	(32)	13,527	3.97%	11.79%	5.02

Total Agency RMBS	1,260,641	52,038	1,323,397	3,458	(31,500)	1,295,355	3.75%	3.26%	8.67

Non-Agency RMBS	50,006	(21,327)	28,679	2,196	(194)	30,681	2.84%	9.12%	5.54

Total Real Estate Securities	$1,310,647	$30,711	$1,352,076	$5,654	$(31,694)	$1,326,036	3.72%	3.38%	8.56

(1)	Average lives of RMBS are generally shorter than stated contractual maturities. Average lives are affected by the contractual maturities of the underlying mortgages, scheduled periodic payments of principal, and unscheduled prepayments of principal.

Dividends

The following table sets forth the dividends per share we have paid to our shareholders with respect to the periods indicated.

	Dividend Per Share	Record Date	Payment Date
For the year ended December 31, 2013:
First Quarter(1)	$—	N/A	N/A
Second Quarter	$0.14	June 28, 2013	July 26, 2013
Third Quarter	$0.50	September 27, 2013	October 25, 2013
Fourth Quarter	$0.50	December 31, 2013	January 27, 2014

(1)	On April 18, 2013, our Board of Trustees declared a 3.7066% common share dividend (58,378 common shares) distributable to shareholders of record as of March 31, 2013, using a price of $20.38 per share. The common share dividend was retrospectively applied to the periods reflected in the consolidated financial statements included in our 2013 10-K, which is incorporated by reference herein.

	Dividend Per Share	Record Date	Payment Date
For the year ending December 31, 2014:
First Quarter	$0.55	March 31, 2014	April 28, 2014

Our Strategy

We intend to capitalize on the current market opportunity by utilizing an opportunistic strategy that we believe will enable us to generate attractive current yields and risk-adjusted total returns for our shareholders. In particular, our strategy consists of:

•	utilizing an investment model that focuses on security selection and allocates capital to assets that balance a range of mortgage-related risks;

•	constructing and actively managing a hybrid investment portfolio comprised primarily of Agency RMBS and, to a lesser extent, non-Agency RMBS, designed to:

•	take advantage of opportunities in the Agency RMBS market by acquiring Agency RMBS on a leveraged basis; and

•	take advantage of opportunities in the non-Agency residential mortgage market by purchasing investment grade and non-investment grade non-Agency RMBS, including senior and subordinated securities;

•	opportunistically acquiring and managing other mortgage- and real estate-related assets, such as MSRs and residential mortgage loans, that we would hold for appreciation and/or current income; and

•	opportunistically mitigating our interest rate and prepayment risk and, to a lesser extent, credit risk, by using a variety of hedging instruments.

Our strategy is adaptable to changing market environments, subject to compliance with the income and other tests that will allow us to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes and to maintain our exclusion from regulation as an investment company under the Investment Company Act. As a result, although we intend to focus on the acquisition and management primarily of Agency RMBS, and to a lesser extent, non-Agency RMBS, residential mortgage loans, and MSRs, our acquisition and management decisions will depend on prevailing market conditions and our targeted asset classes may vary over time in response to market conditions. To the extent that we acquire MSRs, it may be necessary to hold such assets through a taxable REIT subsidiary, or “TRS.” As a result, a portion of the income from such assets may be subject to U.S. federal corporate income tax. Our Manager is authorized to follow very broad investment guidelines and, as a result, we cannot predict our portfolio composition. We may change our strategy and policies without a vote of our shareholders. Moreover, although our independent trustees will periodically review our investment guidelines and our portfolio, they generally will not review our proposed asset acquisitions or asset management decisions.

We believe that our Manager is uniquely qualified to implement our strategy. Our strategy is consistent with Ellington’s investment approach, which is based on its distinctive strengths in sourcing, analyzing, trading and hedging complex MBS and other mortgage-related products.

Our Competitive Strengths

We believe the following competitive strengths uniquely position us to implement our business strategy:

•	Leading and Experienced Management Team. We believe that the extensive experience of our officers and the officers and employees of Ellington and our Manager provides us with access to investment opportunities and management expertise across our targeted asset classes. Certain of our officers were founding principals of Ellington and each of these officers has over 25 years of experience in the mortgage securities business with both buy side and sell side experience. Included among the members of our management team are the former heads of RMBS origination and trading, whole loan MBS origination and trading and fixed income research and quantitative systems at Kidder Peabody. One of the founding principals of Ellington and also our President and Chief Executive Officer, Mr. Penn, worked for ten years at Lehman Brothers, where, prior to joining Ellington in 1995 shortly after its inception, he co-headed Lehman Brothers’ trading desk for CMOs.

•	Access to an Established Asset Manager with an Extensive Infrastructure. We expect to benefit substantially from our relationship with our Manager and Ellington by having access to Ellington’s investment ideas, proprietary research, models and analytics, trading and structuring expertise, risk management and asset-sourcing capabilities. We believe this relationship provides us with unique insights into attractive opportunities and access to market information that enhances our ability to make decisions regarding our combined Agency RMBS and non-Agency RMBS portfolio, which we believe is a significant competitive advantage. Furthermore, we believe that Ellington’s extensive experience in buying, selling, analyzing and structuring fixed income securities, coupled with its broad access to market information and trading flows, provides us with a steady flow of opportunities to acquire assets with favorable trade executions.

•	Expertise in Prepayment, Interest Rate and Credit Modeling and Investing. We believe that we benefit from Ellington’s proprietary analytical models and investment infrastructure, which were developed utilizing more than 19 years of experience by Ellington, a leading participant in the markets we target. Ellington’s investment process emphasizes the quantitative assessment of interest rate risk, prepayment risk and, where applicable, credit risk, both on a portfolio basis and a security-by-security basis. This process relies on the sophisticated quantitative tools and methodologies that are the foundation of Ellington’s investment technique and asset surveillance. We believe that Ellington has differentiated itself with its long experience in investing and leveraging large pools of capital in complex mortgage and derivative instruments, through various economic and business cycles. We believe that access to Ellington’s proprietary models and modeling capabilities provides us with a substantial competitive advantage over most other market participants.

•	Disciplined Security Selection Process. We use a disciplined approach to security selection as a fundamental component of our asset acquisition strategy. Ellington maintains an extensive loan level database that allows it to perform in-depth analysis. Ellington’s proprietary analytics allow it to analyze securities individually based upon, among other things, available borrower credit information and property attributes. In order to generate attractive current yields and risk-adjusted returns on our investments, we construct our portfolio with a focus on managing the various associated risks, such as duration and cash flow risk, including by selecting securities that have favorable prepayment characteristics and through the liability hedging strategy we employ. In addition, we actively and opportunistically manage the portfolio as market conditions permit.

•	Strong Risk Management and Risk Mitigation Focus. Risk management is one of Ellington’s core competencies and we implement techniques that are intended to mitigate the risks inherent in our business. In addition, our disciplined security selection process and our concentrated focus on managing our duration risk are also important components of what we believe to be our competitive advantages in our primary RMBS asset classes. Ellington has several employees dedicated to compliance and risk management, including its chief compliance officer. See “Item 1. Business—Risk Management” in the 2013 10-K.

•	Strong Sponsorship and Alignment of Interests Between Our Shareholders and Our Manager. We were founded with investment and organizational assistance from affiliates of Blackstone and

Ellington. Blackstone is a leading investment and advisory firm. These initial investors made an aggregate investment of approximately $31.5 million in us on September 25, 2012. On May 6, 2013, we closed the initial public offering of our common shares, pursuant to which we sold 6,450,000 of our common shares to the public at a price of $20.00 per share. Concurrent with the initial public offering, we completed a private placement in which we sold 1,050,000 of our common shares to our initial investors, also at a price of $20.00 per share, which generated gross proceeds of $21.0 million. Total gross proceeds from the initial public offering and concurrent private placement were $150.0 million. Proceeds, net of offering expenses paid by us, were approximately $148.5 million. As of March 28, 2014, our Manager and the Blackstone Funds owned approximately 1.4% and 28.0%, respectively, of our outstanding common shares. In addition, one individual affiliated with Blackstone serves on our Board of Trustees and two individuals affiliated with Ellington serve on our Board of Trustees. We believe that the ownership of our common shares by affiliates of our sponsors, including affiliates of our Manager, will further align our Manager’s interests with our shareholders’ interests.

Our Targeted Asset Classes

Our targeted asset classes currently include:

Asset Class	Principal Assets
Agency RMBS	• Agency RMBS collateralized by fixed rate mortgage loans, ARMs, or hybrid mortgage loans, reverse mortgages, or derivatives thereof, including:

• Whole and partial pool mortgage pass-through certificates;

• Agency CMOs, including IOs, POs, IIOs, and inverse floaters; and

• TBAs.

Non-Agency RMBS	• RMBS backed by prime jumbo, Alt-A, manufactured housing, and subprime mortgages;

•   RMBS backed by fixed rate mortgages, ARMs, Option-ARMs, and residential mortgage loans that have interest rates that are fixed for a specified period of time (typically three, five, seven, or ten years) and, thereafter, adjust to an increment over a specified interest rate index, or “hybrid ARMs”;

• RMBS backed by first lien and second lien mortgages;

• Investment grade and non-investment grade securities;

• Senior and subordinated securities; and

• Non-Agency CMOs, including IOs, POs, IIOs, and inverse floaters.

Other	• Residential mortgage loans;

• MSRs; and

• Other mortgage- and real estate-related assets, including asset-backed securities and certain hedging transactions.

Investment Process

Our investment process benefits from the resources and professionals of our Manager and Ellington. The process is managed by an investment and risk management committee, which includes, among others, the following three officers of our Manager: Messrs. Vranos, Penn, and Tecotzky. These officers of our Manager also serve as our Co-Chief Investment Officer, President and Chief Executive Officer, and Co-Chief Investment Officer, respectively. The investment and risk management committee operates under investment guidelines and meets periodically to develop a set of preferences for the composition of our portfolio. The primary focus of the investment and risk management committee is to review and approve our investment policies and our portfolio composition and related compliance with our investment policies and guidelines. Under the management agreement between us and our Manager, our Manager has the authority to enter into transactions consistent with our investment guidelines, subject to the oversight of our Board of Trustees. Any transactions deviating in a material way from these guidelines must be approved by our Board of Trustees.

Valuation of Assets

Our Manager’s valuation process is subject to the oversight of our Manager’s investment and risk management committees as well as the oversight of the independent members of our Board of Trustees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Valuation” in our 2013 10-K, which is incorporated by reference herein.

Risk Management

Risk management is a cornerstone of Ellington’s portfolio management process. Ellington’s risk management infrastructure system includes “ELLiN,” a proprietary portfolio management system that Ellington uses for its accounts, which provides real-time and batch reporting to all departments at Ellington, including trading, research, risk management, finance, operations, accounting, and compliance. We benefit from Ellington’s comprehensive risk management infrastructure and ongoing assessment of both portfolio and operational risks. In addition, we utilize derivatives and other hedging instruments to opportunistically manage our interest rate risk.

Our Hedging Strategy

Subject to qualifying and maintaining our qualification as a REIT and maintaining our exclusion from regulation as an investment company under the Investment Company Act, we utilize various derivative instruments and other hedging instruments to mitigate interest rate risk, credit risk and other risks. For example, we hedge interest rate risk by entering into interest rate swaps, Eurodollar futures, TBA transactions, and other hedging instruments, and for the purposes of the REIT qualification tests, we generally seek to designate these instruments as hedging our repurchase agreement indebtedness. Finally, although we do not intend to operate our non-Agency RMBS investment strategy on a credit-hedged basis in general, we may selectively use credit default swaps to hedge non-Agency credit risk.

Our Financing Strategies and Use of Leverage

We finance our assets with what we believe to be a prudent amount of leverage, which will vary from time to time based upon the particular characteristics of our portfolio, availability of financing and market conditions. As of December 31, 2013, our borrowings consisted solely of repurchase agreements that were collateralized by our Agency RMBS. As of December 31, 2013, we had approximately $1.3 billion outstanding under repurchase agreements with nine counterparties, and given that we had approximately $167.2 million of shareholders’ equity as of December 31, 2013, our debt-to-equity ratio was 7.84 to 1. As of December 31, 2013, the entire amount of our liability under repurchase agreements was related to Agency RMBS. Our debt-to-equity ratio does not account for liabilities other than debt financings.

We may utilize other types of borrowings in the future, including term facilities or other more complex financing structures. We also may raise capital by issuing unsecured debt, convertible debt, preferred or common shares, or trust preferred securities.

Our use of leverage, especially in order to increase the amount of assets supported by our capital base, may have the effect of increasing losses when these assets underperform. Our investment policies require no minimum or maximum leverage and our Manager’s investment and risk management committee has the discretion, without the need for further approval by our Board of Trustees, to change both our overall leverage and the leverage used for individual asset classes. Because our strategy is flexible, dynamic and opportunistic, our overall leverage will vary over time. As a result, we do not have a targeted debt-to-equity ratio.

Our Formation and Structure

We entered into a shareholders’ agreement with each of our initial investors that became effective on May 6, 2013. Pursuant to the terms of the shareholders’ agreement, we agreed to cause up to two individuals designated by Ellington and one individual designated by the Blackstone Funds to be nominated for election as trustees from the effective time of the shareholders’ agreement until such rights expire in accordance with the agreement. All remaining individuals nominated for election as trustees are nominated in accordance with our bylaws in effect from time to time; provided, however, that the composition of our Board of Trustees and each committee thereof must also satisfy all listing requirements of the NYSE or such other national exchange on which our common shares are then listed.

The following chart illustrates our organizational structure as of March 28, 2014:

(Footnotes appear on the next page)

(1)	EMG Holdings, L.P. is a holding company that beneficially owns a majority ownership interest in Ellington and other Ellington affiliates, including our Manager. VC Investments L.L.C. is the general partner of EMG Holdings, L.P. and is also the managing member of Ellington and of the Ellington affiliate that owns 100% of the ownership interests in our Manager, and as such controls each of these entities. The limited partners of EMG Holdings L.P. include Mr. Vranos and certain other Ellington principals. Mr. Vranos beneficially owns a controlling interest in VC Investments L.L.C.
(2)	Our Manager is a wholly-owned subsidiary of an Ellington affiliate that is controlled by EMG Holdings, L.P. and VC Investments L.L.C. VC Investments L.L.C. is the general partner of EMG Holdings, L.P. and is also the managing member of Ellington and of the Ellington affiliate that owns our Manager. The Blackstone Funds that currently own approximately 28.0% of our common shares also hold special non-voting membership interests in the Ellington affiliate that owns our Manager, which entitle the holders thereof to a profits interest in such Ellington affiliate based on the management fees we pay to our Manager.
(3)	Ellington Residential Mortgage LP is our operating partnership. We hold all of our assets and conduct all of our operations primarily through subsidiaries of our operating partnership. Through EARN OP GP LLC, our wholly owned subsidiary, we are the sole general partner of our operating partnership. See “Operating Partnership and the Partnership Agreement.”
(4)	EARN Securities LLC, EARN CMO LLC and EARN TRS LLC qualify for the exclusion from regulation as an investment company provided by Section 3(c)(7) of the Investment Company Act.
(5)	EARN Mortgage LLC qualifies for the exclusion from regulation as an investment company provided by Section 3(c)(5)(C) of the Investment Company Act. As a result at least 55% of this subsidiary’s assets on an unconsolidated basis are whole pool pass-through securities.

Our Management Agreement

Upon our inception in September 2012, we entered into a management agreement with our Manager pursuant to which our Manager provides for the day-to-day management of our operations. The management agreement, which was most recently amended and restated effective March 13, 2014, requires our Manager to manage our business affairs in conformity with policies and investment guidelines that are approved and monitored by our Board of Trustees. Our Manager is subject to the direction and oversight of our Board of Trustees. Our Manager is responsible for, among other things:

•	the selection, purchase, and sale of our portfolio investments;

•	our financing and risk management activities;

•	providing us with advisory services; and

•	providing us with a management team, inclusive of a dedicated or partially dedicated CFO and appropriate support personnel as necessary.

Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our management, operation, and administration of our assets and liabilities, and business as may be appropriate.

The Blackstone Funds hold special non-voting membership interests in the Ellington affiliate that owns our Manager, which entitle the holders thereof to receive distributions equal to a percentage of the management fees we pay to our Manager.

Services Agreement

Our Manager and Ellington are parties to a services agreement, pursuant to which Ellington is required to provide to our Manager the personnel, services and resources as needed by our Manager to enable our Manager to carry out its obligations and responsibilities under the management agreement. We are a named third-party beneficiary to the services agreement and, as a result, have, as a non-exclusive remedy, a direct right of action against Ellington in the event of any breach by our Manager of any of its duties, obligations or agreements under the management agreement that arise out of or result from any breach by Ellington of its obligations under the services agreement. The services agreement will terminate upon the termination of the management agreement. Pursuant to the services agreement, our Manager makes certain payments to Ellington in connection with the services provided. Our Manager and Ellington are under common ownership and control. As a result, all management fee compensation earned by our Manager and all service agreement fees earned by Ellington accrue to the common benefit of the owners of our Manager and Ellington, namely EMG Holdings, L.P. and VC Investments L.L.C., other than in respect of the special non-voting membership interests that the Blackstone Funds hold in the Ellington affiliate that owns our Manager, which entitle the holders thereof to receive distributions equal to a percentage of the management fees we pay to our Manager.

Conflicts of Interest; Equitable Allocation of Opportunities

Ellington manages various other clients that have strategies that are similar to, or overlap with, our strategy, including Ellington Financial LLC, a specialty finance company listed on the NYSE. As of December 31, 2013, Ellington managed various funds, accounts, and other vehicles that have strategies that are similar to, or that overlap with, our strategy, that had approximately $4.7 billion of total assets under management, excluding our assets but including $1.1 billion of accounts that do not employ financial leverage. Ellington makes available to our Manager all opportunities to acquire assets that it determines, in its reasonable and good faith judgment, based on our objectives, policies and strategies, and other relevant factors, to be appropriate for us in accordance with Ellington’s written investment allocation policy, subject to the exception that we might not participate in each such opportunity, but will on an overall basis equitably participate with Ellington’s other accounts in all such opportunities. Ellington’s investment and risk management committee and its compliance committee (headed by its Chief Compliance Officer) are responsible for monitoring the administration of, and facilitating compliance with, Ellington’s investment allocation procedures and policies.

Because the Agency pass-through certificates, Agency and non-Agency CMOs, and certain other asset classes in which we invest are typically available only in specified quantities and are also targeted assets for certain other Ellington accounts, Ellington often is not able to buy as much of any given asset as required to satisfy the needs of all its accounts. In these cases, Ellington’s investment allocation procedures and policies typically allocate such assets to multiple accounts in proportion to their needs and available capital. Ellington may at times allocate opportunities on a preferential basis to accounts that are in a “start-up” or “ramp-up” phase. The policies permit departure from such proportional allocation under certain other circumstances, for example when such allocation would result in an inefficiently small amount of the security being purchased for an account. In that case, the policies allow for a protocol of allocating assets so that, on an overall basis, each account is treated equitably. In addition, as part of these policies, we may be excluded from specified allocations of assets for tax, regulatory, risk management, or similar reasons. See “Item 1. Business—Conflicts of Interest; Equitable Allocation of Opportunities” in our 2013 10-K, which is incorporated by reference herein.

Our Tax Status

We intend to qualify and will elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the “Code,” commencing with our short taxable year ended December 31, 2013. Our qualification as a REIT, and maintenance of such qualification, will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distributions to our shareholders and the concentration of ownership of our capital shares. We believe that, commencing with our short taxable year ended December 31, 2013, we were organized and have operated and will continue to operate in such a manner that will enable us to meet the requirements for qualification and taxation as a REIT. In connection with this offering of our common shares, we will receive an opinion from Hunton & Williams LLP to the effect that we qualified to be taxed as a REIT for our short taxable year ended December 31, 2013, and that our organization and current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT in the future.

Our Distribution Policy

To qualify as a REIT, we must distribute annually to our shareholders an amount at least equal to 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We currently expect to distribute substantially all of our REIT taxable income to our shareholders. We will be subject to income tax on our taxable income that is not distributed and to an excise tax to the extent that certain percentages of our taxable income are not distributed by specified dates. See “Material U.S. Federal Income Tax Considerations.” Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes. Our cash available for distribution may be less than the amount required to meet the distribution requirements for REITs under the Code, and we may be required to borrow money, sell assets or make taxable distributions of our shares or debt securities to satisfy the distribution requirements. Additionally, we may pay future distributions from the proceeds from this offering or other securities offerings and thus all or a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes.

The timing and frequency of distributions will be determined by our Board of Trustees based upon a variety of factors deemed relevant by our trustees, including restrictions under applicable law, capital requirements of our company and the REIT requirements of the Code. Distributions to our shareholders generally will be taxable to our shareholders as ordinary income, although a portion of such distributions may be designated by us as long-term capital gain or qualified dividend income or may constitute a return of capital. We will furnish annually to each of our shareholders a statement setting forth distributions paid during the preceding year and their U.S. federal income tax treatment. For a discussion of the U.S. federal income tax treatment of our distributions, see “Material U.S. Federal Income Tax Considerations.”

Restrictions on Ownership and Transfer

Due to limitations on the concentration of ownership of REIT stock imposed by the Code, subject to certain exceptions, our declaration of trust provides that no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares. See “Description of Our Shares of Beneficial Interest—Restrictions on Ownership and Transfer.”

Our declaration of trust also prohibits any person from, among other matters:

•	beneficially or constructively owning our shares if such ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	transferring our shares if such transfer would result in our shares being owned by less than 100 persons.

Our Board of Trustees may, in its sole discretion, exempt (prospectively or retroactively) a person from the 9.8% ownership limit and other restrictions on ownership and transfer of our shares in our declaration of trust and may establish or increase an excepted holder percentage limit for such person if our Board of Trustees obtains such representations, covenants and undertakings as it deems appropriate in order to conclude that granting the exemption and/or establishing or increasing the excepted holder percentage limit will not cause us to lose our qualification as a REIT.

Our declaration of trust also provides that any ownership or purported transfer of our shares in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to a charitable trust for the benefit of a charitable beneficiary and the purported owner or transferee acquiring no rights in such shares, except that any transfer that results in the violation of the restriction relating to our shares being beneficially owned by fewer than 100 persons will be void ab initio. If the transfer to the trust is ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Our Exclusion From Regulation Under the Investment Company Act

We believe that we conduct our operations so that neither we nor any of our subsidiaries are subject to regulation under the Investment Company Act. Both we and our operating partnership are organized as holding companies and conduct our businesses primarily through wholly-owned subsidiaries of our operating partnership. We believe that we conduct our operations so that neither we nor our operating partnership come within the definition of an investment company by ensuring that less than 40% of the value of our and our operating partnership’s repective total assets on an unconsolidated basis consist of “investment securities” as defined by the Investment Company Act, or “the 40% Test.”

Our operating partnership’s direct and indirect subsidiaries, through which we operate our business, rely upon certain exclusions from the definition of investment company under the Investment Company Act including, in the case of our operating partnership’s wholly-owned subsidiary, EARN Mortgage LLC, Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires an entity to invest at least 55% of its assets in “mortgages and other liens on and interests in real estate,” which we refer to as “qualifying real estate interests,” and at least 80% of its assets in qualifying real estate interests plus “real estate-related assets.” In satisfying the 55% requirement, the entity may treat securities issued with respect to an underlying pool of mortgage loans in which it holds all of the certificates issued by the pool as qualifying real estate interests. We treat the whole-pool pass-through securities in which we invest as qualifying real estate interests for purposes of the 55% requirement. The CMOs we acquire will not be treated as qualifying real estate interests for purposes of the 55% requirement.

We also have formed, and may in the future form, certain other wholly-owned or majority-owned subsidiaries of our operating partnership that will invest in CMOs and, subject to our investment guidelines, other real estate-related assets. These subsidiaries will rely upon the exclusion from the definition of investment company under the Investment Company Act pursuant to Section 3(c)(1) or 3(c)(7) of the Investment Company Act. The securities issued by any wholly-owned or majority-owned subsidiary of our operating partnership that we may form in the future and that are excluded from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of the total assets of our operating partnership on an unconsolidated basis. We monitor our compliance with the 40% Test and the holdings of our subsidiaries to ensure that each of our subsidiaries is in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act.

On August 31, 2011, the SEC published a concept release entitled “Companies Engaged in the Business of Acquiring Mortgages and Mortgage Related Instruments” (Investment Company Act Rel. No. 29778). This release notes that the SEC is reviewing the 3(c)(5)(C) exclusion relied upon by companies similar to us that invest in mortgage loans and mortgage-backed securities. There can be no assurance that the laws and regulations governing the Investment Company Act status of companies similar to ours, or the guidance from the Division of Investment Management of the SEC staff regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations as a result of this review. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the exclusion from regulation as an investment company under the Investment Company Act under Section 3(c)(5)(c), we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies that we have chosen. Furthermore, although we monitor the assets of EARN Mortgage LLC regularly, there can be no assurance that EARN Mortgage LLC will be able to maintain its exclusion from regulation as an investment company. In that case, our investment in EARN Mortgage LLC would be classified as an investment security, and we might not be able to maintain our overall exclusion from regulation as an investment company under the Investment Company Act.

The loss of our exclusion from regulation as an investment company under the Investment Company Act could require us to restructure our operations, sell certain of our assets, or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. See “Risk Factors—Maintenance of our exclusion from regulation as an investment company under the Investment Company Act imposes significant limitations on our operations” in our 2013 10-K, which is incorporated by reference herein.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or the “JOBS Act.” An emerging growth company may take advantage of specified reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, among other things:

•	we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements;

•	we are not required to give our shareholders non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	we have elected to use an extended transition period for complying with new or revised accounting standards.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt securities over a three-year period. We may choose to take advantage of some but not all of these reduced burdens.

Summary Risk Factors

An investment in our common shares involves risks. You should consider carefully the risks discussed below and described more fully along with other risks under “Risk Factors” in this prospectus and in our 2013 10-K, which is incorporated by reference herein, before investing our common shares.

•	We have a limited operating history and may not be able to operate our business successfully or generate sufficient revenue to make or sustain dividends to our shareholders.

•	The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae, Freddie Mac, and Ginnie Mae and the U.S. Government, may materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

•	Interest rate mismatches between our assets and our borrowings may reduce our income during periods of changing interest rates, and increases in interest rates could adversely affect the value of our assets.

•	Certain actions by the U.S. Federal Reserve could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our shareholders.

•	Prepayment rates can change, adversely affecting the performance of our assets.

•	Mortgage loan modification programs and future legislative action may adversely affect the value of, and the returns on, our targeted assets.

•	Difficult conditions in the mortgage and residential real estate markets as well as general market concerns may adversely affect the value of the assets in which we invest and these conditions may persist for the foreseeable future.

•	Less stringent underwriting guidelines and the resultant potential for delinquencies or defaults on certain mortgage loans could lead to losses on many of the non-Agency RMBS we hold.

•	We are highly dependent on information systems and system failures could significantly disrupt our business, which may, in turn, materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

•	Our access to financing sources, which may not be available on favorable terms, or at all, may be limited, and this may materially adversely affect our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

•	We use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our shareholders, as well as increase losses when economic conditions are unfavorable.

•	Our lenders and derivative counterparties may require us to post additional collateral, which may force us to liquidate assets, and if we fail to post sufficient collateral our debts may be accelerated and/or our derivative contracts terminated on unfavorable terms.

•	Hedging against interest rate changes and other risks may materially adversely affect our business, financial condition and results of operations and our ability to pay dividends to our shareholders.

•	We are dependent on our Manager and certain key personnel of Ellington that are provided to us through our Manager and may not find a suitable replacement if our Manager terminates the management agreement or such key personnel are no longer available to us.

•	The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

•	Our failure to qualify, or maintain our qualification, as a REIT would subject us to U.S. federal, state and local income taxes, which could adversely affect the value of our common shares and would substantially reduce the cash available for distribution to our shareholders.

•	Maintenance of our exclusion from regulation as an investment company under the Investment Company Act imposes significant limitations on our operations.

Our Offices

Our principal executive offices are located at 53 Forest Avenue, Old Greenwich, Connecticut 06870. Our telephone is (203) 698-1200 and our website is www.earnreit.com. The offices of Ellington and our Manager are located at the same address. Information on our website and the website of Ellington or any of its affiliates is not incorporated into this prospectus.

THE OFFERING

Common shares offered by us	shares (plus up to an additional shares that we may issue and sell upon the exercise by the underwriters of their over-allotment option).

Common shares to be outstanding after completion of this offering	shares[1]

Use of proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $ million (or approximately $ million if the underwriters fully exercise their over-allotment option), after deducting estimated underwriting discounts and commissions and offering expenses which have been paid or are payable by us.

We intend to deploy the net proceeds of this offering to acquire certain of our targeted assets, including Agency RMBS and non-Agency RMBS, in accordance with our investment objectives and strategies.

Our asset acquisition decisions are based on market conditions and other factors that our Manager deems relevant at the applicable time. We expect to borrow against the securities purchased with the net proceeds from this offering through repurchase agreements and use the proceeds of such borrowings to acquire additional assets. We reserve the right to change our targeted allocation at any time and from time to time, depending on prevailing market conditions, including, among other things, the pricing and supply of Agency RMBS, the performance of our portfolio and the availability and terms of financing and our assessment of actual or potential governmental policy changes or interventions. Over time, we expect to opportunistically deploy or redeploy a portion of our capital into other targeted assets that may include MSRs and other mortgage- and real estate-related assets. We may also use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds.”

Ownership and transfer restrictions	To assist us in qualifying as a REIT, among other purposes, our declaration of trust generally limits beneficial and constructive ownership by any person to no more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares. In addition, our declaration of trust contains various other restrictions on the ownership and transfer of our shares. See “Description of Our Shares of Beneficial Interest—Restrictions on Ownership and Transfer.”

NYSE symbol	“EARN”

[1]	Excludes up to additional common shares that we may issue and sell upon any exercise by the underwriters of their over-allotment option and up to 1,500,000 common shares reserved for issuance under our 2013 Equity Incentive Plan. See “Shares Eligible For Future Sale—2013 Equity Incentive Plan.”

Risk factors	Investing in our common shares involves risks. See “Risk Factors” and other information in this prospectus, including “Item 1A. Risk Factors” contained in our 2013 10-K, which is incorporated by reference herein, for a discussion of factors you should consider carefully before investing in our common shares.

RISK FACTORS

An investment in our common shares involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors set forth below as well as in our 2013 10-K, together with the other information included or incorporated by reference into this prospectus and the risks we have highlighted in other sections of this prospectus. If any of these risks occurs, our business, financial condition, liquidity, tax status and results of operations could be materially and adversely affected.

Risks Related to this Offering

Because our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We intend to use the net proceeds of this offering to acquire certain of our targeted assets, including Agency RMBS and non-Agency RMBS, in accordance with our investment objectives and strategies. Our asset acquisition decisions will be based on market conditions and other factors that our Manager deems relevant at the applicable time and, as such, we cannot assure you that we will not change the allocation of our equity capital over time. We reserve the right to change the way we allocate our capital at any time and from time to time, depending on prevailing market conditions, including, among other things, the pricing and supply of Agency RMBS, the performance of our portfolio and the availability and terms of financing and our assessment of actual or potential governmental policy changes or interventions. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

There are material limitations in estimating our results for prior periods before the completion of our and our auditors’ normal review procedures for such period.

The preliminary estimated financial information set forth in this prospectus under the heading “Summary—Recent Developments” is not a comprehensive statement of our financial condition as of March 31, 2014, and such estimated information has not been reviewed or audited by our independent registered public accounting firm. Actual financial information as of March 31, 2014, when finally determined, may vary from our estimates and may be materially different from the preliminary estimates we have provided. Accordingly, investors should not place undue reliance on such financial information.

Future sales of our common shares could have an adverse effect on our share price. You should not rely on lock-up agreements in connection with this offering to limit the amount of common shares sold in the market.

We cannot predict the effect, if any, of future sales of our common shares, or the availability of our common shares for future sales, on the market value of our common shares. Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market values for our common shares.

We are a party to a registration rights agreement with an affiliate of Ellington and the Blackstone Funds pursuant to which we have granted such Ellington affiliate and the Blackstone Funds and each of their permitted transferees and other holders of our “registrable common shares” (as such term is defined in the registration rights agreement) who become a party to the registration rights agreement with certain demand and/or piggy-back registration and shelf takedown rights. As of March 28, 2014, the Blackstone Funds and VC Investments LLC, an affiliate of Ellington, collectively beneficially owned 2,683,378 of our common shares. Upon registration, these common shares will be eligible for sale into the market, subject to the restrictions set forth in the lock-up agreements noted below.

In connection with this offering, our trustees and executive officers and certain of our affiliates will enter into lock-up agreements with the underwriters covering a period of 90 days after the completion of the offering with respect to the common shares owned by them as of the date of this offering. In addition, the Blackstone Funds, which beneficially owned 2,555,599 of our outstanding common shares as of March 28, 2014, are subject to lock-up provisions covering a period of twelve months after the completion of our initial public offering with respect to the common shares they owned as of the closing of our initial public offering. These lock-up provisions, at any time and without notice, may be released. If the restrictions under the lock-up agreements are waived or expire, our common shares will become available for resale into the market, subject to applicable law, which could reduce the market price for our common shares.

Your interest in us may be diluted if we issue additional common shares.

Existing shareholders and potential investors in this offering do not have preemptive rights to any common shares issued by us in the future. Therefore, investors purchasing shares in this offering may experience dilution of their equity investment if we issue or sell additional common shares in the future or issue or sell securities that are convertible into or exchangeable for common shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and some of the documents that are incorporated by reference herein, including our 2013 10-K, contain various “forward-looking statements.” Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. All forward-looking statements may be impacted by a number of risks and uncertainties including statements regarding the following subjects:

•	use of proceeds of this offering;

•	our business and strategy;

•	our projected operating results;

•	statements about future distributions;

•	our ability to deploy effectively and timely the net proceeds of this offering;

•	our ability to obtain financing arrangements;

•	our expected leverage;

•	general volatility of the securities markets in which we invest and the market price of our common shares;

•	our understanding of our competition and ability to compete effectively;

•	our expected investments;

•	market, industry and economic trends;

•	our market opportunity;

•	the regulatory environment in which we operate;

•	interest rates;

•	our hedging activities; and

•	legal proceedings.

The forward-looking statements in this prospectus and some of the documents that are incorporated by reference herein, including our 2013 10-K, are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and could be wrong. Furthermore, these beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under the section captioned “Risk Factors” in this prospectus and those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in the 2013 10-K and incorporated by reference herein;

•	our and our Manager’s lack of operating history and our Manager’s lack of experience operating a REIT;

•	general volatility of the financial markets, including markets for mortgage securities;

•	our use of and dependence on leverage;

•	the impact of Fannie Mae and Freddie Mac being placed into conservatorship by the FHA and related events, including the lack of certainty as to the future roles and structures of these entities and changes to legislation and regulations affecting these entities;

•	deterioration in quality and ratings of existing or future issuances of the securities we intend to acquire and own;

•	changes in our business, strategy and investment guidelines;

•	changes in and our perception of changes in our industry;

•	changes in regional housing markets, job turnover, consumer debt levels, residential equity valuations, yield curve shape and direction, interest rates, interest rate spreads and volatility, foreclosure rates, U.S. Federal Reserve target rates, inflationary pressures and recession indicators;

•	changes in rates of default and/or vacancy rates on our non-Agency assets;

•	increases or decreases in prepayment rates on the mortgage loans securing the securities we intend to acquire and own;

•	the risks associated with investing in real estate assets, including changes in business conditions and the general economy;

•	changes in the market value of our assets, including the impact on collateral calls by lenders;

•	losses on our non-Agency RMBS investments and other targeted assets;

•	risks associated with our hedging activities and the effectiveness of our risk management strategies generally;

•	the concentration of the risks to which we are exposed;

•	availability of suitable opportunities to acquire interest only securities;

•	availability of financing and the terms of such financings, including our ability to use our assets as collateral;

•	our ability to consummate contemplated investment opportunities;

•	the level of equity that may be required to support our borrowings;

•	the liquidity of our portfolio or lack thereof;

•	the degree and nature of our competition;

•	changes in business conditions and the economy generally;

•	general volatility of the capital markets and a limited public market for our common shares;

•	further deterioration in the credit markets;

•	the impact of a recession, inflation, deflation and stagflation on the value of the securities we intend to acquire and our ability to finance our portfolio on a leveraged basis;

•	availability of qualified personnel, including the continued availability of an external manager;

•	the existence of conflicts of interest in our relationship with our Manager, Blackstone and certain of our trustees and officers, which could result in decisions that are not in the best interest of our shareholders;

•	our ability to qualify and maintain our qualification as a REIT and limitations imposed on our business by our status as a REIT, including limitations on our ability to hedge and acquire certain types of assets;

•	our ability to maintain our exclusion from regulation as an investment company under the Investment Company Act and possible consequences of not qualifying for or losing that exemption;

•	changes in GAAP, including interpretations thereof;

•	changes in applicable laws and regulations;

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act; and

•	other risks associated with investing in residential mortgage-backed securities, including changes in business conditions and the general economy.

We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on forward-looking statements, which apply only as of the date of this prospectus. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise, except as required under the U.S. federal securities laws.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $         million (or approximately $         million if the underwriters fully exercise their over-allotment option) after deducting the estimated underwriting discounts and commissions and offering expenses which have been paid or are payable by us.

We intend to deploy the net proceeds of this offering to acquire certain of our targeted assets, including Agency RMBS and non-Agency RMBS, in accordance with our investment objectives and strategies.

Our asset acquisition decisions will be based on market conditions and other factors that our Manager deems relevant at the applicable time. Based on our expectation that the Agency RMBS market will continue to provide attractive opportunities, we expect that our equity capital will primarily be deployed in Agency RMBS investments for the foreseeable future. However, we cannot assure you that we will not change the allocation of our equity capital over time. We reserve the right to change the way we allocate our capital at any time and from time to time, depending on prevailing market conditions, including, among other things, the pricing and supply of Agency RMBS, the performance of our portfolio and the availability and terms of financing and our assessment of actual or potential governmental policy changes or interventions. Capital allocated to a particular class of Agency RMBS may reflect the actual usage of cash, such as in connection with the payment of the purchase price for such assets or in connection with the posting of collateral with third parties in connection with the financing of such assets, or may represent deemed allocations of capital pursuant to internal liquidity guidelines in connection with the financing or maintenance of such assets. We expect to borrow against our Agency RMBS and non-Agency RMBS securities through repurchase agreements and use the proceeds of the borrowings to acquire additional assets. Over time, we expect to deploy or redeploy a portion of our capital into targeted assets that may include MSRs and other mortgage- and real estate-related assets. We may also use the net proceeds of this offering for general corporate purposes.

Pending these uses, we intend to invest the net proceeds of this offering in readily marketable, interest-bearing, short-term investment grade securities or money market accounts that are consistent with our intention to qualify as a REIT. Such temporary investments are expected to provide a lower net return than we anticipate achieving from our targeted investments.

While we intend to use the net proceeds of this offering primarily to acquire Agency RMBS as described above, we will have significant flexibility, subject to our investment guidelines, to acquire assets other than Agency RMBS with which you may not agree or for purposes that are different in range or focus than those described above and elsewhere in this prospectus.

Although we do not intend to use any of the net proceeds from this offering to fund distributions to our shareholders, to the extent we use these net proceeds to fund distributions, these payments may be treated as a return of capital to our shareholders.

CAPITALIZATION

The following table sets forth (i) our actual capitalization at December 31, 2013 and (ii) our capitalization as adjusted to reflect the effects of the sale of our common shares in this offering at the public offering price of $         per share, after deducting the underwriting discounts and commissions and estimated offering expenses which have been paid or are payable by us. You should read this table together with “Use of Proceeds” included elsewhere in this prospectus.

	Actual	As Adjusted(1)
(In thousands, except per share data)
Liabilities:
Repurchase Agreements	$1,310,347	$

Shareholders’ Equity:
Preferred shares, par value $0.01 per share; 100,000,000 shares authorized and no shares outstanding, actual; 100,000,000 shares authorized and no shares outstanding, as adjusted	—		—
Common shares, par value $0.01 per share; 500,000,000 shares authorized and 9,139,842 shares outstanding, actual; 500,000,000 shares authorized and shares outstanding, as adjusted, assuming common shares will be sold in this offering	$91	$
Additional paid-in-capital	$181,147	$
Accumulated deficit	(14,058)

Total shareholders’ equity	$167,180	$

(1)	Assumes (i) shares will be sold in this offering at the public offering price of $ per share for net proceeds of approximately $ million after deducting the underwriting discounts and commissions and estimated offering costs of approximately $ million payable by us. See “Use of Proceeds.” Does not include up to additional common shares issuable upon the exercise by the underwriters of their over-allotment option.

DILUTION

Our net tangible book value as of December 31, 2013 was approximately $167.2 million, or $18.29 per common share. Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities, divided by the aggregate number of common shares outstanding. After giving effect to the sale of our common shares in this offering at a public offering price of $             per share, and our receipt of the estimated net proceeds from that sale, after deducting underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value would be approximately $             million, or approximately $             per share, representing an immediate dilution of approximately $(             ) per share from the public offering price.

The following table illustrates the dilutive effects of this offering on a per share basis:

Public offering price per share	$
Net tangible book value per share as of December 31, 2013, before giving effect to this offering		$18.29
Decrease in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share on December 31, 2013, after giving effect to this offering	$
Dilution in as adjusted net tangible book value per share to investors in this offering	$

OUR MANAGER AND THE MANAGEMENT AGREEMENT

Overview

We are externally managed and advised by our Manager, an affiliate of Ellington, pursuant to a management agreement. Our Manager was formed solely to serve as our manager and does not have any other clients. In addition, our Manager does not have any employees of its own and instead relies on the employees of Ellington to perform its obligations to us.

Our Manager is responsible for administering our business activities and day-to-day operations and, pursuant to a services agreement between our Manager and Ellington, relies on the resources of Ellington to support our operations. See “—Services Agreement” below for a description of the terms of the services agreement between our Manager and Ellington. Ellington has well-established portfolio management resources for each of our targeted asset classes and an established infrastructure supporting those resources. Through our relationship with our Manager, we benefit from Ellington’s highly analytical investment processes, broad-based deal flow, extensive relationships in the financial community, financial and capital structuring skills, investment surveillance capabilities, and operational expertise. Ellington’s analytic approach to the investment process involves collection of substantial amounts of data regarding historical performance of RMBS collateral and RMBS market transactions. Ellington analyzes this data to identify possible relationships and trends, and develops financial models used to support the investment and risk management process. In addition, throughout Ellington’s 19-year history of investing in RMBS and related derivatives, it has developed strong relationships with a wide range of dealers and other market participants that provide Ellington access to a broad range of trading opportunities and market information. As a result, our Manager is able to provide us with access to a wide variety of asset acquisition and disposition opportunities and information that assist us in making asset management decisions across our targeted asset classes, which we believe provides us with a significant competitive advantage. We also benefit from Ellington’s finance, accounting, operations, legal, compliance, and administrative functions.

As of December 31, 2013, Ellington employed over 130 employees and had assets under management of approximately $5.6 billion, of which (i) approximately $4.5 billion was comprised of our company, Ellington Financial LLC, a specialty finance company listed on the NYSE under the ticker “EFC,” and various hedge funds and other alternative investment vehicles that employ financial leverage, and (ii) approximately $1.1 billion was comprised of accounts that do not employ financial leverage.

The Management Agreement

Upon our inception in September 2012, we entered into a management agreement with our Manager pursuant to which our Manager provides for the day-to-day management of our operations. The management agreement, which was most recently amended and restated effective March 13, 2014, requires our Manager to manage our business affairs in conformity with policies and investment guidelines that are approved and monitored by our Board of Trustees. Our Manager is subject to the direction and oversight of our Board of Trustees. Our Manager is responsible for, among other things:

•	the selection, purchase, and sale of our portfolio investments;

•	our financing and risk management activities;

•	providing us with advisory services; and

•	providing us with a management team, inclusive of a dedicated or partially dedicated CFO and appropriate support personnel as necessary.

Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our management, operation, and administration of our assets and liabilities, and business as may be appropriate.

See “Item 1. Business—Management Agreement” in our 2013 10-K and “Certain Relationships and Related Transactions” in our definitive proxy statement filed with the SEC on April 7, 2014, each of which is incorporated by reference in this prospectus for a description of the terms of the management agreement.

Services Agreement

Our Manager is party to a services agreement with Ellington, pursuant to which Ellington provides to our Manager the personnel, services and resources as needed by our Manager to enable our Manager to carry out its obligations and responsibilities under the management agreement. We are a named third-party beneficiary to the services agreement and, as a result, have, as a non-exclusive remedy, a direct right of action against Ellington in the event of any breach by our Manager of any of its duties, obligations or agreements under the management agreement that arise out of or result from any breach by Ellington of its obligations under the services agreement. The services agreement will terminate upon the termination of the management agreement. Pursuant to the services agreement, our Manager makes certain payments to Ellington in connection with the services provided. Our Manager and Ellington are under common ownership and control. As a result, all management fee compensation earned by our Manager and all service agreement fees earned by Ellington accrue to the common benefit of the owners of our Manager and Ellington, namely EMG Holdings, L.P. and VC Investments L.L.C., other than in respect of the special non-voting membership interests that the Blackstone Funds hold in the Ellington affiliate that owns our Manager, which entitle the holders thereof to receive distributions equal to a percentage of the management fees earned by our Manager.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 28, 2014, certain ownership information with respect to our common shares for those persons known to us who directly or indirectly own, control or hold with the power to vote 5% or more of our outstanding common shares and all of our trustees, each of the named executive officers and all of the trustees and executive officers as a group. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all common shares the investor actually owns beneficially or of record;

•	all common shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of a fund); and

•	all common shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

The column entitled “Percentage of Outstanding Common Shares Beneficially Owned—Before Offering” is based on a total of 9,139,842 common shares outstanding as of March 28, 2014. The column entitled “Percentage of Outstanding Common Shares Beneficially Owned—After Offering” is based on              common shares to be outstanding after the offering, including the              common shares that we are selling in this offering, but not including any additional common shares issuable upon exercise of outstanding options or warrants.

The percentages reflect beneficial ownership immediately after the completion of this offering as determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated below, the address for all beneficial owners in the table below is Ellington Residential Mortgage REIT, 53 Forest Avenue, Old Greenwich, CT 06870 other than Mr. Chee and Blackstone Tactical Opportunities EARN Holdings L.L.C., each of whose address is c/o The Blackstone Group LP, 345 Park Avenue, New York, NY 10154.

	Common Shares Beneficially Owned
Name and Address	Number		Percentage of Outstanding Common Shares Beneficially Owned(1)
5% Shareholders:			Before Offering	After Offering
Blackstone Tactical Opportunities EARN Holdings L.L.C.	2,555,599	(2)	28.0%
Wellington Management Company, LLP	904,204	(3)	9.9
VC Investments LLC	127,779	(4)	1.4

Trustees and Named Executive Officers:(5)
Michael W. Vranos	127,779	(4)	1.4
Laurence E. Penn	—		*
Robert B. Allardice, III	1,616	(6)	*
Menes O. Chee	—		*
David J. Miller	1,616	(7)	*
Thomas Robards	1,616	(8)	*
Ronald I. Simon, Ph.D.	6,616	(9)	*
Lisa Mumford	—		*
All executive officers and trustees as a group (10 persons)	139,243	(10)	1.5

(1)	Based on an aggregate amount of 9,139,842 common shares issued and outstanding as of March 28, 2014. Assumes that derivative securities, if any, beneficially owned by a person are exercised for common shares. The total number of common shares outstanding used in calculating this percentage assumes that none of the derivative securities owned by other persons are exercised for common shares.

(2)	Derived from a Schedule 13G jointly filed with the SEC on February 14, 2014, by Blackstone Tactical Opportunities EARN Holdings L.L.C., (“EARN Holdings”) BTO EARN Manager L.L.C., BTOA L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., The Blackstone Group L.P., Blackstone Group Management L.L.C. and Stephen A. Schwarzman. EARN Holdings directly holds 2,555,599 Common Shares. BTO EARN Manager L.L.C. is the managing member of EARN Holdings. BTOA L.L.C. is the sole member of BTO EARN Manager L.L.C. Blackstone Holdings III L.P. is the managing member of BTOA L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each reporting entity has shared voting and dispositive power over 2,555,599 common shares.
(3)	Derived from a Schedule 13G filed with the SEC on February 14, 2014. The address for Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.
(4)	Represents common shares held directly by EMG Holdings, L.P., or EMGH. VC Investments L.L.C., or VC, and Michael W. Vranos each has shared voting and dispositive power over these shares. VC is the general partner of EMGH. Mr. Vranos is the managing member of, and holds a controlling interest in VC.
(5)	The address for all named executive officers and trustees is Ellington Residential Mortgage REIT, 53 Forest Avenue, Old Greenwich, CT 06870.
(6)	Consists of 1,616 restricted common shares that will vest on April 30, 2014.
(7)	Consists of 1,616 restricted common shares that will vest on April 30, 2014.
(8)	Consists of 1,616 restricted common shares that will vest on April 30, 2014.
(9)	Includes 1,616 restricted common shares that will vest on April 30, 2014.
(10)	Includes 6,464 restricted common shares that will vest on April 30, 2014.

DESCRIPTION OF OUR SHARES OF BENEFICIAL INTEREST

Although the following summary describes the material terms of our shares of beneficial interest, it is not a complete description of the Maryland REIT Law, or the “MRL”, the MGCL provisions applicable to a Maryland real estate investment trust or our declaration of trust and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our declaration of trust provides that we may issue up to 500,000,000 common shares of beneficial interest, $0.01 par value per share, and 100,000,000 preferred shares of beneficial interest, $0.01 par value per share, or preferred shares. As of March 28, 2014, we had 9,139,842 common shares issued and outstanding. Our declaration of trust authorizes our Board of Trustees to approve amendments to our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series that we have authority to issue without shareholder approval. Upon completion of this offering,              common shares will be issued and outstanding on a fully diluted basis, or              common shares if the underwriters exercise in full their over-allotment option, and no preferred shares will be issued and outstanding.

Under Maryland law, shareholders are not personally liable for the obligations of a Maryland real estate investment trust solely as a result of their status as shareholders.

Common Shares

All of the common shares offered in this offering will, upon issuance, be duly authorized, fully paid and non-assessable. Subject to the preferential rights, if any, of holders of any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, holders of our common shares are entitled to receive distributions on such shares of beneficial interest out of assets legally available therefor if, as and when authorized by our Board of Trustees and declared by us and the holders of our common shares are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities, except that, to the extent we incur any tax under the Code as the result of any “excess inclusion income” of ours being allocated to a “disqualified organization” that holds our shares in record name, we will reduce distributions to such shareholder in an amount equal to the amount of such tax paid by us that is attributable to such shareholder’s ownership in accordance with applicable Treasury regulations. We do not currently intend to make investments or engage in activities that generate “excess inclusion income,” but our declaration of trust does not prevent “disqualified organizations” from owning our common shares. See “Material U.S. Federal Income Tax Considerations—Taxation of Our Company” and “—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income” for a discussion of “disqualified organizations” and “excess inclusion income.”

The common shares offered in this offering will be issued by us and will not represent any interest in or obligation of our Manager, Ellington or any of their affiliates. Further, the shares will not be a deposit or other obligation of any bank, will not be an insurance policy of any insurance company and will not be insured or guaranteed by the Federal Deposit Insurance Company, any other governmental agency or any insurance company. The common shares will not benefit from any insurance guaranty association coverage or any similar protection.

Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of common shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of our trustees, which means that, subject to the rights of holders of any other class or series of shares, the shareholders entitled to cast a majority of the votes entitled to be cast in the election of trustees can elect all of the trustees then standing for election, and the remaining shareholders will not be able to elect any trustees.

Holders of common shares generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on ownership and transfer of shares contained in our declaration of trust and the terms of any other class or series of common shares, all of our common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Beneficial Interest

Our declaration of trust authorizes our Board of Trustees to classify and reclassify any unissued common or preferred shares into other classes or series of shares of beneficial interest. Prior to the issuance of shares of each class or series, our Board of Trustees is required by Maryland law and by our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our Board of Trustees could authorize the issuance of common shares or preferred shares that have priority over our common shares as to voting rights, dividends or upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders. No preferred shares are presently outstanding, and we have no present plans to issue any preferred shares.

Power to Increase or Decrease Authorized Shares of Beneficial Interest and Issue Additional Common Shares and Preferred Shares

We believe that the power of our Board of Trustees to amend our declaration of trust to increase or decrease the number of authorized shares of beneficial interest, to authorize us to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to authorize us to issue such classified or reclassified shares of beneficial interest will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the common shares, will be available for issuance without further action by our common shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board of Trustees does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Restrictions on Ownership and Transfer

In order to qualify as a REIT, for each taxable year beginning after December 31, 2013 our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2013, no more than 50% of the value of our outstanding shares may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the second half of any calendar year.

Because our Board of Trustees believes it is at present essential for us to qualify as a REIT, among other purposes, our declaration of trust provides that, subject to certain exceptions, no person may beneficially or constructively own, under the attribution provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares, which we refer to as the ownership limit.

Our declaration of trust also prohibits any person from (i) beneficially or constructively owning our shares if such ownership would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) or would otherwise cause us to fail to qualify as a REIT and (ii) transferring our shares after the date on which we first have 100 shareholders if such transfer would result in our shares being beneficially owned by fewer than 100 persons.

Our Board of Trustees, in its sole discretion, prospectively or retroactively, may exempt a person from the ownership limit or the other restrictions on ownership and transfer of our shares described in the paragraph above and may establish or increase an excepted holder limit for such person. The person seeking an exemption must provide to our Board of Trustees any such representations, covenants and undertakings as our Board of Trustees may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing an excepted holder limit, as the case may be, will not cause us to fail to qualify as a REIT. Our Board of Trustees may also require a ruling from the IRS or an opinion of counsel in order to determine or ensure our status as a REIT. Notwithstanding the receipt of any ruling or opinion, our Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such an exception. Our Board of Trustees may from time to time increase or decrease the ownership limit, but any decreased ownership limit will not be effective for any person whose percentage ownership of our shares is in excess of the decreased ownership limit until the person’s percentage ownership of our shares equals or falls below the decreased ownership limit (although any further acquisition of our shares in excess of the decreased ownership limit will be in violation of the decreased ownership limit). Our Board of Trustees may not increase the ownership limit if the increase, taking into account any excepted holder limits, would allow five or fewer individuals (including certain entities) to beneficially own more than 49.9% in value of our outstanding shares.

The foregoing restrictions on transfer and ownership will not apply if our Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance with the restrictions on transfer and ownership is no longer required for us to qualify as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our shares of beneficial interest, or who is the intended transferee of shares of our beneficial interest which are transferred to the trust (as described below), must give written notice immediately to us or, in the case of a proposed or attempted transaction, to give at least 15 days prior written notice and must provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

Any attempted transfer of our shares that, if effective, would result in a violation of any of the foregoing restrictions on ownership and transfer of our shares, will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to one or more charitable trusts for the exclusive benefit of one or more charitable beneficiaries and the proposed transferee will not acquire any rights in such shares, except that any transfer that results in the violation of the restriction relating to our shares being beneficially owned by fewer than 100 persons will be void ab initio. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our declaration of trust) prior to the date of the transfer or other event that resulted in the automatic transfer. If, for any reason, the transfer to the trust would not be effective to prevent the violation of the foregoing restrictions, our declaration of trust provides that the purported transfer in violation of the restrictions will be void ab initio. Our shares held in the trust will be deemed to be issued and outstanding. The proposed transferee will have no rights and will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares held in the trust.

The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Any dividend or other distribution paid to the proposed transferee prior to our discovery that shares have been transferred to the trust will be paid by the proposed transferee to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares have been transferred to the trust, the trustee must sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares at market price (as defined in our declaration of trust), the market price of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares (net of any commissions and other expenses). Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares will be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess must be paid to the trustee upon demand.

In addition, shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares at market price, the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the market price on the date we accept, or our designee accepts, the offer, which we may reduce by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee and pay such amount instead to the trust for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee must be paid to the charitable beneficiary.

Any certificates evidencing shares will bear a legend referring to the restrictions described above (or a declaration that we will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge).

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares, including common shares, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest which the owner beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the restrictions on ownership and transfer of our shares. In addition, each owner of our shares must, upon demand, provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limit.

These ownership and transfer limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our securities or might otherwise be in the best interests of our shareholders.

These restrictions on ownership and transfer of our shares will not apply if our Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Stock Exchange Listing

Our common shares are listed on the NYSE under the symbol “EARN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Co.

Registration Rights

In connection with our September 2012 private placement, we entered into a registration rights agreement with an affiliate of Ellington, which together with its “permitted transferees” (as such term is defined in the registration rights agreement) we sometime refer to as the “Ellington Holders,” and the Blackstone Funds, which together with their permitted transferees we sometime refer to as the “Blackstone Holders.” Under the registration rights agreement, subject to certain limitations and customary cut-back rights, we have agreed to provide the Blackstone Holders and other holders of our “registrable common shares” (as such term is defined in the registration rights agreement) who become a party to the registration rights agreement with certain demand and/or piggy-back registration and shelf takedown rights; provided, however, that in no event shall any Blackstone Holder or other holder of our registrable common shares have any of the registration, offering or sale rights set forth in the registration rights agreement prior to the expiration of the twelve month period following the closing of our initial public offering. Pursuant to the registration rights agreement, subject to certain limitations, the Blackstone Holders may at any time and from time to time demand and we will facilitate (i) up to two registered offerings of registrable common shares held by the Blackstone Holders on a registration statement other than a Form S-3 registration statement, but only if the aggregate market value of the registrable common shares held by the Blackstone Holders and included in any such registration statement equals at least $50 million, and (ii) at such time when our company is eligible to utilize a registration statement on Form S-3, a shelf registration of registrable common shares held by the Blackstone Holders. We also have agreed, upon the written request of the Blackstone Holders, but not more than once in any twelve month period, to file and seek effectiveness of a post-effective amendment to an existing shelf registration statement in order to register additional registrable common shares.

In addition, upon demand of the Blackstone Holders in accordance with the registration rights agreement, we will facilitate an unlimited number of offerings of registrable common shares off of an effective shelf registration statement, or “shelf takedown”; provided, however, that the Blackstone Holders may not demand a shelf takedown for an underwritten offering unless the registrable common shares to be sold by the Blackstone Holders in such a shelf takedown have an aggregate market value of at least $35 million; and provided further, that (i) in no event shall the Blackstone Holders be permitted to request more than two shelf takedowns that are underwritten offerings during any twelve month period and (ii) no more than one shelf takedown during any twelve month period shall be an underwritten offering other than a “block trade” offering. Subject to certain limitations, holders of registrable common shares, other than the Blackstone Holders, that are, or become a party to, the registration rights agreement will be entitled to various piggy-back rights with respect to the registration, offering or sales rights provided to the Blackstone Holders under the registration rights agreement.

Pursuant to the registration rights agreement, we may postpone the filing or initial effectiveness of, or suspend use of, a demanded registration statement or suspend the use or effectiveness of any shelf registration statement for a reasonable “blackout period” not in excess of 90 days if our Board of Trustees determines that such registration or offering could materially interfere with a bona fide business or financing transaction of our company or is reasonably likely to require premature disclosure of information, the premature disclosure of which is reasonably likely to adversely affect us. The blackout period will end upon the earlier to occur of, (i) in the case of a bona fide business or financing transaction, a date not later than 90 days from the date such deferral commenced, and (ii) in the case of disclosure of non-public information, the earlier to occur of (x) the second business day following the filing of our next succeeding Form 10-K or Form 10-Q, or (y) the date upon which such information is otherwise disclosed. We will not be permitted to exercise a demand suspension more than once during any twelve month period.

Subject to certain exceptions, we are obligated to pay substantially all of the expenses relating to the registration or registered offerings of registrable common shares under the registration rights agreement, other than underwriters’, brokers’ and dealers’ discounts, or selling commissions and stock transfer taxes applicable to shares sold for the account of a holder, which will be borne instead by such holder. We have agreed to indemnify each selling shareholder for certain violations of federal or state securities laws in connection with any of the foregoing registration rights. In turn, each selling shareholder will agree to indemnify us for federal or state securities law violations that occur in reliance upon written information it provides to us for use in a registration statement and for failure to comply with applicable law in effecting the sale or other disposition of the securities covered by the registration statement.

The foregoing summary of certain provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to, and qualified in its entirety by, all of the provisions of the registration rights agreement incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

SHARES ELIGIBLE FOR FUTURE SALE

Our common shares began trading on the NYSE under the symbol “EARN” on May 1, 2013. Upon the completion of this offering, we will have an aggregate of              common shares outstanding (             common shares if the underwriters exercise in full their over-allotment option). No assurance can be given as to (i) the ability of our shareholders to sell their shares or (ii) the prices that our shareholders may obtain for any of their shares. No prediction can be made as to the effect, if any, that future sales of our common shares or the availability of our common shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of our common shares, or the perception that such sales could occur, may affect adversely prevailing market prices of our common shares. See “Risk Factors—Risks Related to Our Common Shares” incorporated by reference to our 2013 10-K.

Rule 144

As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The common shares held by our affiliates, which in this case includes our officers and trustees, certain affiliates of Ellington and the Blackstone Funds, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below. Pursuant to the registration rights agreement entered into in connection with our September 2012 private placement, the Ellington Holders and the Blackstone Holders and other holders of our registrable common shares who become a party to the registration rights agreement were granted certain registration rights. See “Description of our Shares of Beneficial Interest—Registration Rights,” for a description of these registration rights. In addition, the Ellington Holders and the Blackstone Holders have agreed to enter into certain lock-up arrangements as described below.

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the restricted securities proposed to be sold for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell his or her securities without registration and without complying with the manner of sale, current public information, volume limitation or notice provisions of Rule 144. In addition, under Rule 144, once we have been subject to the reporting requirements of the Exchange Act for at least 90 days, a person (or persons whose securities are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, may sell his or her securities without registration after only a six-month holding period, subject only to the continued availability of current public information about us. Any sales by affiliates under Rule 144, even after the applicable holding periods described above, are subject to requirements and or limitations with respect to volume, manner of sale, notice and the availability of current public information about us.

Lock-up Agreements

We, our executive officers and trustees and our Manager and its executive officers have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representatives, subject to certain exceptions, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the common shares, whether any such aforementioned transaction is to be settled by delivery of the common shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement. These restrictions will be in effect for a period of 90 days after the date of this prospectus. At any time and without public notice, the representatives of the underwriters may in their sole discretion release some or all of the securities from these lock-up agreements.

In addition, in connection with our initial public offering, the Ellington Holders and the Blackstone Holders entered into lock-up agreements prohibiting the sale, transfer or other disposition of our common shares, or any securities convertible into or exercisable or exchangeable for our common shares, without prior written consent of the representatives for a period of twelve months following the completion of the initial public offering.

2013 Equity Incentive Plan

Our Board of Trustees has adopted, and our shareholders of record approved, the 2013 Equity Incentive Plan for Individuals, or the 2013 Equity Incentive Plan, to attract and retain independent trustees, executive officers and other key employees and service providers, including officers and employees of our Manager and its affiliates. The 2013 Equity Incentive Plan provides for the grant of options to purchase our common shares, share awards, share appreciation rights, performance units, incentive awards and other equity-based awards.

Administration of the 2013 Equity Incentive Plan

The 2013 Equity Incentive Plan is administered by the Compensation Committee of our Board of Trustees, except that the 2013 Equity Incentive Plan will be administered by our Board of Trustees with respect to awards made to trustees who are not employees of our company. This summary uses the term “administrator” to refer to the Compensation Committee or our Board of Trustees, as applicable. The administrator approves all terms of awards under the 2013 Equity Incentive Plan. The administrator also approves who will receive grants under the 2013 Equity Incentive Plan and the number of common shares subject to each grant.

Eligibility

Employees and officers of our company and our affiliates (including our Manager and Ellington) and members of our Board of Trustees are eligible to receive grants under the 2013 Equity Incentive Plan. In addition, individuals who provide significant services to us or an affiliate, including individuals who provide services to us or an affiliate by virtue of employment with, or providing services to, our Manager may receive grants under the 2013 Equity Incentive Plan.

Share Authorization

The number of our common shares that may be issued under the 2013 Equity Incentive Plan immediately was equal to 3.0% of the sum of total number of shares outstanding upon completion of our initial public offering and the private placement that closed on the same day, or the Plan Percentage. Thereafter, the number of common shares that may be issued under the 2013 Equity Incentive Plan will be increased by multiplying the Plan Percentage by the total number of shares sold in any subsequent public or private offering of our common shares, subject to a maximum of 1,500,000 shares. As of March 28, 2014, there were 267,537 common shares available for future issuance under the 2013 Equity Incentive Plan. In September 2013, we issued an aggregate of 6,464 restricted common shares to our trustees who were not affiliated with Ellington or Blackstone.

In connection with share splits, dividends, recapitalizations and certain other events, our Board of Trustees will make equitable adjustments that it deems appropriate in the aggregate number of common shares that may be issued under the 2013 Equity Incentive Plan and the terms of outstanding awards. If any options or share appreciation rights terminate, expire or are canceled, forfeited, lapsed, cancelled or expired, exchanged or surrendered without having been exercised or are paid in cash without delivery of common shares or if any share awards, performance units or other equity-based awards are forfeited, the common shares subject to such awards will again be available for purposes of the 2013 Equity Incentive Plan. Common shares tendered or withheld to satisfy the exercise price or for tax withholding are not available for future grants under the 2013 Equity Incentive Plan and shall reduce the number of common shares available for issuance under the plan.

Options

The 2013 Equity Incentive Plan authorizes the grant of incentive stock options (under Section 422 of the Code) and authorizes the grant of options that do not qualify as incentive stock options. The exercise price of each option will be determined by the administrator, provided that the price cannot be less than 100% of the fair market value of the common shares on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted under the 2013 Equity Incentive Plan to an individual who is a “ten percent stockholder” under Sections 422 and 424 of the Code). Except for adjustments to equitably reflect share splits, share dividends or similar events, the exercise price of an outstanding option may not be reduced without the approval of our shareholders. The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of common shares (or attestation of ownership of our common shares) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, or (iv) by payment through a broker. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to an individual who is a “ten percent stockholder”). Incentive stock options may only be granted under the 2013 Equity Incentive Plan to our employees and employees of our subsidiaries.

Share Awards

The 2013 Equity Incentive Plan also provides for the grant of share awards. A share award is an award of our common shares that may be subject to restrictions on transfer and other restrictions as the administrator determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the administrator may determine. A participant who receives a share award will have all of the rights of a shareholder as to those shares, including, without limitation, voting rights and rights to receive distributions. During the period, if any, when share awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of the participant’s award shares, (ii) our company will retain custody of any certificates evidencing the shares and (iii) a participant must deliver a share power to our company covering each common share subject to a share award.

Share Appreciation Rights

The 2013 Equity Incentive Plan authorizes the grant of share appreciation rights. A share appreciation right provides the recipient with the right to receive, upon exercise of the share appreciation right, cash, common shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of a specified number of our common shares on the date of exercise over the common shares’ fair market value on the date of grant. Share appreciation rights will become exercisable in accordance with terms determined by the administrator. Share appreciation rights may be granted in tandem with an option grant or as independents grants. The term of a share appreciation right cannot exceed ten years from the date of grant or five years in the case of a share appreciation right granted under the 2013 Equity Incentive Plan in tandem with an incentive stock option awarded to an individual who is a “ten percent stockholder.”

Performance Units

The 2013 Equity Incentive Plan also authorizes the grant of performance units. Performance units represent the participant’s right to receive an amount, based on the value of a specified number of our common shares, if performance goals established by the administrator are met.

Incentive Awards

The 2013 Equity Incentive Plan also authorizes us to make incentive awards. An incentive award entitles the participant to receive a payment if certain requirements are met. The administrator will establish the requirements that must be met before an incentive award is earned and the requirements may be stated with reference to one or more performance measures or criteria prescribed by the administrator. A performance goal or objective may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index and may be adjusted for unusual or non-recurring events, changes in applicable tax laws or accounting principles. An incentive award that is earned will be settled in a single payment which may be in cash, common shares or a combination of cash and common shares.

Other Equity-Based Awards

The administrator may grant other types of share-based awards as other equity-based awards, including LTIP units, under the 2013 Equity Incentive Plan. Other equity-based awards are payable in cash, our common shares or shares or units of such other equity, or a combination thereof, as determined by the administrator. The terms and conditions of other equity-based awards are determined by the administrator.

LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one common share of our company under the 2013 Equity Incentive Plan, reducing the Plan’s aggregate share authorization for other awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to participants. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same quarterly per-unit distributions as OP units, which distributions will generally equal per share distributions on our common shares. This treatment with respect to quarterly distributions is similar to the expected treatment of our share awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in the operating partnership’s valuation from the time of the last revaluation until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unitholders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of OP units, the LTIP units will achieve full parity with OP units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units, including redemption/exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a holder of LTIP units will realize for a given number of vested LTIP units will be less than the value of an equal number of our common shares.

Dividend Equivalent Rights

The administrator may grant dividend equivalent rights in connection with the grant of performance units and other equity-based awards awarded under the 2013 Equity Incentive Plan. Dividend equivalent rights may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been reinvested in our common shares or otherwise reinvested) and may be payable in cash, common shares or other property or a combination of the two. The administrator will determine the terms of any dividend equivalent rights.

Change in Control

If we experience a change in control, the administrator may, at its discretion, provide that outstanding options, share appreciation rights, share awards, performance units, incentive awards or other equity-based awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The administrator may also provide that outstanding options and share appreciation rights will be fully exercisable on the change in control, restrictions and conditions on outstanding share awards will lapse upon the change in control and performance units, incentive awards or other equity-based awards will become earned and nonforfeitable in their entirety. The administrator may also provide that participants must surrender their outstanding options and share appreciation rights, share awards, performance units, incentive awards and other equity based awards in exchange for a payment, in cash or common shares or other securities or consideration received by shareholders in the change in control transaction, equal to the value received by shareholders in the change in control transaction (or, in the case of options and share appreciation rights, the amount by which that transaction value exceeds the exercise price).

In summary, a change in control under the 2013 Equity Incentive Plan occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of the total combined voting power of our outstanding securities;

•	there occurs a merger, consolidation, reorganization, or business combination, unless the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the successor entity or its parent;

•	we (i) sell or dispose of all or substantially all of our assets or (ii) acquire assets or stock of another entity, unless the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the successor entity or its parent; or

•	during any period of two consecutive years, individuals who, at the beginning of such period, constitute our Board of Trustees together with any new trustees (other than individuals who become trusteess in connection with certain transactions or election contests) cease for any reason to constitute a majority of our Board of Trustees.

The Code has special rules that apply to “parachute payments,” i.e., compensation or benefits the payment of which is contingent upon a change in control. If certain individuals receive parachute payments in excess of a safe harbor amount prescribed by the Code, the payor is denied a federal income tax deduction for a portion of the payments and the recipient must pay a 20% excise tax, in addition to income tax, on a portion of the payments. If we experience a change in control, benefits provided under the 2013 Equity Incentive Plan could be treated as parachute payments. In that event, the 2013 Equity Incentive Plan provides that the plan’s benefits, and all other parachute payments provided under other plans and agreements, will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without excise tax liability or loss of deduction, if the reduction allows the recipient to receive greater after-tax benefits. The benefits under the 2013 Equity Incentive Plan and other plans and agreements will not be reduced, however, if the recipient will receive greater after-tax benefits (taking into account the 20% excise tax payable by the recipient) by receiving the total benefits. The equity incentive plans also provide that these provisions do not apply to a participant who has an agreement with us providing that the individual is entitled to indemnification or other payment from us for the 20% excise tax.

Amendment; Termination

Our Board of Trustees may amend or terminate the 2013 Equity Incentive Plan at any time, provided that no amendment may adversely impair the rights of participants under outstanding awards. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve, among other things, any amendment that materially increases the benefits accruing to participants under the 2013 Equity Incentive Plan, materially increases the aggregate number of common shares that may be issued under the 2013 Equity Incentive Plan (other than on account of share dividends, share splits, or other changes in capitalization as described above) or materially modifies the requirements as to eligibility for participation in the 2013 Equity Incentive Plan. Unless terminated sooner by our Board of Trustees or extended with shareholder approval, the 2013 Equity Incentive Plan will terminate on the day before the tenth anniversary of the date our Board of Trustees adopted the 2013 Equity Incentive Plan.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR

DECLARATION OF TRUST AND BYLAWS

Although the following summary describes certain provisions of Maryland law and of our declaration of trust and bylaws, it is not a complete description of Maryland law and our declaration of trust and bylaws, copies of which are available from us upon request. See “Where You Can Find More Information.”

Number of Trustees; Qualifications; Vacancies

Our declaration of trust and bylaws provide that the number of our trustees may be established by our Board of Trustees but may not be fewer than three nor more than the maximum number, if any, permitted under Maryland law. Our declaration of trust and bylaws also provide that, except as may be provided by our Board of Trustees in setting the terms of any class or series of shares, any and all vacancies on our Board of Trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of our trustees will be elected by our shareholders to serve for a one year term and until his or her successor is duly elected and qualifies. A plurality of all votes cast in the election of trustees at a meeting of shareholders at which a quorum is present is sufficient to elect a trustee. The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum.

Pursuant to the shareholders agreement between us and our initial investors, so long as our Manager remains our manager, we must nominate up to two individuals designated by Ellington for election as trustees, and so long as the Blackstone Funds and their permitted transferees continue to beneficially own, in the aggregate, more than 70% of the common shares that they owned upon completion of our initial public offering and their interest in our Manager, we must nominate one individual designated by the Blackstone Funds for election as a trustee. Under the shareholders agreement and our bylaws, while we are required to nominate their designees for election as trustees, Ellington and the Blackstone Funds have the exclusive right to designate a nominee to fill any vacancy on our Board of Trustees created by the death, removal or resignation of their respective designees. The shareholders agreement also requires that any remaining individuals nominated for election as trustees must satisfy all listing requirements of the NYSE or such other national exchange on which our common shares are listed. Our bylaws provide that, in order to be qualified to be nominated for election as a trustee, or to serve as a trustee, any individual, if elected as a trustee (whether at a meeting of stockholders or to fill a vacancy on our board of trustees), must not cause us to violate, and must meet all other requirements specified in, the shareholders agreement.

Removal of Trustees

Our declaration of trust provides that, subject to the rights of holders of any series of preferred shares, a trustee may be removed only for “cause,” and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. For this purpose, “cause” means, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. These provisions, when coupled with the exclusive power of our Board of Trustees to fill vacancies on our Board of Trustees, generally precludes shareholders from removing incumbent trustees except for “cause” and with a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under certain provisions of the MGCL applicable to Maryland real estate investment trusts, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland real estate investment trust and an “interested shareholder” or, generally, any person who beneficially owns 10% or more of the voting power of the trust’s outstanding voting shares or an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the trust, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such real estate investment trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest in the trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the trust’s shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. Under the MGCL, a person is not an “interested shareholder” if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. A real estate investment trust’s board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our Board of Trustees has by resolution exempted business combinations between us and any other person from these provisions of the MGCL, provided that the business combination is first approved by our Board of Trustees, including a majority of our trustees who are not affiliates or associates of such person, and, consequently, the five year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person may be able to enter into business combinations with us that may not be in the best interests of our shareholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our Board of Trustees does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest in a real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of voting power in the election of trustees: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the trust or (3) an employee of the trust who is also a trustee of the trust. “Control shares” are voting shares which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel a Maryland real estate investment trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders’ meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its Board of Trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions providing for:

•	a classified board;

•	a two-thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the trustees;

•	a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of shareholders.

Our declaration of trust and bylaws are silent with respect to Subtitle 8 of Title 3 of the MGCL. However, through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of trustees, (3) require that a vacancy on the board be filled only by a majority of the remaining trustees and (4) that special meetings of shareholders may be called only by (i) the Chairman of the Board of Trustees, (ii) our Chief Executive Officer or (iii) one-third of the total authorized number of trustees.

Meetings of Shareholders

Pursuant to our declaration of trust and bylaws, a meeting of our shareholders for the purpose of the election of trustees and the transaction of any business will be held annually on a date and at the time and place set by our

Board of Trustees. In addition, our chairman, chief executive officer and one-third of the total authorized number of trustees of our Board of Trustees may call a special meeting of our shareholders.

Mergers; Extraordinary Transactions

Under the Maryland REIT Law, or “MRL,” a Maryland real estate investment trust generally cannot merge with or convert into another entity unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust. Our declaration of trust provides that these mergers or conversions must be deemed advisable by a majority of our entire Board of Trustees and approved by the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter. Our declaration of trust also provides that we may sell or transfer all or substantially all of our assets only if deemed advisable by a majority of our entire Board of Trustees and approved by the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter. However, many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to sell all or substantially all of their assets or merge with or convert into another entity without the approval of our shareholders.

Amendment to Our Declaration of Trust and Bylaws

Under the MRL, a Maryland real estate investment trust generally cannot amend its declaration of trust unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust.

Except for amendments to the provisions of our declaration of trust related to the removal of trustees and the vote required to amend the removal provision (each of which require the affirmative vote of shareholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter) and certain amendments described in our declaration of trust that require only approval by our Board of Trustees, our declaration of trust may be amended only if advised by our Board of Trustees and approved by the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Our Board of Trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Our Termination

Our declaration of trust provides for us to have a perpetual existence. Our termination must be approved by a majority of our entire Board of Trustees and the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our Board of Trustees at an annual meeting and the proposal of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Trustees or (3) by a shareholder of record both at the time of giving notice and at the time of the annual meeting, who is entitled to vote at the meeting in the election of such individual or on such other business and who has complied with the advance notice provisions set forth in our bylaws. Our bylaws currently require the shareholder generally to provide notice to the secretary containing the information required by our bylaws not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement for the solicitation of proxies for election of trustees at the preceding year’s annual meeting, or with respect to our first annual meeting as a public company, not more than 150 days before the date of such meeting and not less than the later of 120 days before the date of such meeting or 10 days after the date on which we first publicly announce the date of such meeting.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board of Trustees at a special meeting may be made only (1) by or at the direction of our Board of Trustees or (2) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing trustees, by a shareholder of record both at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws. Such shareholder may nominate one or more individuals, as the case may be, for election as a trustee if the shareholder’s notice containing the information required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., eastern time, on the later of (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our Board of Trustees to be elected at the meeting.

Our declaration of trust provides that submission of any action by us to our shareholders for approval must first be approved by our Board of Trustees.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

If the applicable exemption in our bylaws is repealed and the applicable resolution of our Board of Trustees is repealed, the control share acquisition provisions and the business combination provisions of the MGCL, respectively, or if we elect to be subject to the provisions of Subtitle 8 of Title 3 of the MGCL providing for a classified board, as well as the provisions in our declaration of trust and bylaws, as applicable, on removal of trustees and the filling of trustee vacancies and the restrictions on ownership and transfer of shares of beneficial interest, together with the advance notice provisions of our bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in our control that might involve a premium price for holders of our common shares or otherwise be in their best interests.

Indemnification and Limitation of Trustees’ and Officers’ Liability

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit in money, property or services, or

•	active or deliberate dishonesty that is established by a final judgment and is material to the cause of action.

Our declaration of trust contains a provision which eliminates the liability of our trustees and officers to the maximum extent permitted by Maryland law.

In addition, our declaration of trust provides that, to the maximum extent permitted by law and subject to certain exceptions, our initial shareholders and our trustees, and their affiliates (which includes the Blackstone Funds, Ellington, our trustees who are nominated by affiliates of the Blackstone Funds or Ellington and our officers who are also employees of Ellington), have no duty to refrain from competing with us, owning any investments or engaging in any business activities (including investments and business activities that are similar to our current or proposed investments or business activities) or buying, selling or trading any securities or commodities for their own accounts (including taking positions contrary to ours), and no such person will be liable to us or any shareholder for a conflict of interest or a breach of any duty by reason of the fact that the person participates in any such activity. Our declaration of trust also provides that, to the maximum extent permitted by law, none of our initial shareholders or trustees, or their affiliates, are required to present any business opportunity to us, and we waive any interest or expectancy in any such opportunity, unless the opportunity is expressly offered to such person in his or her capacity as a trustee or officer of us. Maryland law generally authorizes a Maryland real estate investment trust to include in its declaration of trust a provision expanding or limiting the liability of its trustees and officers to the trust and its shareholders for money damages, other than liability resulting from, among other things, the actual receipt of an improper benefit or profit in money, property or services. No published decision of a Maryland appellate court has interpreted provisions of the declaration of trust of a Maryland real estate investment trust similar to the provisions discussed above, and we cannot predict how a Maryland court would apply these provisions under any particular factual circumstances.

Our declaration of trust also authorizes us, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse his or her reasonable expenses in advance of final disposition of such a proceeding (i) any present or former trustee or officer and (ii) any individual who, while serving as our trustee or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, member, manager, employee or agent, in either case, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in any such capacity, from and against any claim or liability to which the individual may become subject or incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation may not indemnify a director or officer with respect to a proceeding brought by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct.

We have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law and advancement by us of expenses and costs relating to certain claims, suits or proceedings arising from their service to us.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore under unenforceable.

Approval of Certain Matters by the Board of Trustees

The action of a majority of the members of our Board of Trustees present at a meeting at which a quorum is initially present is generally sufficient to approve any matter.

REIT Qualification

Our declaration of trust provides that our Board of Trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Amended and Restated Agreement of Limited Partnership of Ellington Residential Mortgage LP. See “Where You Can Find More Information.”

Management

Our operating partnership is organized as a Delaware limited partnership. A wholly owned subsidiary of our company is the sole general partner of our operating partnership. We conduct substantially all of our operations and make substantially all of our investments through the operating partnership and its subsidiaries. Pursuant to the partnership agreement through the general partner, we have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including investments, acquisitions, dispositions and financings (including the sale of limited partnership interests to us or to third party investors), to make distributions to partners, and to cause changes in the operating partnership’s business and investment activities.

The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

Transferability of Interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless we receive the approval of the holders of our common shares in accordance with the terms of our declaration of trust and bylaws.

We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly owned subsidiary or (B) a parent company or a majority-owned subsidiary of a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which shares of our common stock are listed.

No limited partner may transfer its limited partner interests in our operating partnership:

(i) if our Board of Trustees determines that the transfer would either (x) jeopardize our ability to elect to be treated as a REIT or (y) cause our operating partnership to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code;

(ii) except as contemplated pursuant to the registration rights agreement, if the transfer would require the registration of such partnership interest to be transferred pursuant to any applicable foreign, federal, provincial or state securities laws;

(iii) if the transfer would subject us, our operating partnership, any of our or operating partnership’s securityholders or any of their respective affiliates to regulation under the Investment Company Act of 1940, as amended, or the fiduciary responsibility provisions of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or would subject us, our operating partnership, any of our or our operating partnership’s securityholders or any of their respective affiliates to regulation under the Investment Advisers Act of 1940, as amended;

(iv) if the transfer would result in a violation of any applicable law;

(v) if the transfer would require us or any of our direct or indirect subsidiaries to obtain any licensing or regulatory consent other than any such license or regulatory consent that is immaterial or ministerial in nature or that is a condition to the transfer;

(vi) if the transfer would reasonably be expected to have an adverse regulatory impact (other than an immaterial impact) on us or any of our direct or indirect subsidiaries; or

(vii) if the transfer is made to any person or entity who lacks the legal right, power or capacity to own the partnership interests or common shares issuable upon any redemption of the partnership interests.

Capital Contribution

We will contribute, directly, substantially all of the net proceeds of this offering to our operating partnership in exchange for operating partnership units, or “OP Units,” and as result will continue to own substantially all of the limited partnership interests in our operating partnership. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute substantially all of the net proceeds of any future offering of shares as additional capital to the operating partnership. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the assets of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such assets (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such assets for their fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of assets or otherwise, which could have priority over OP units with respect to distributions from the operating partnership, including the OP units we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, beginning one year after the issuance of any OP units, limited partners (other than us) have redemption rights, which enable them to cause the operating partnership to redeem their OP units in exchange for cash or, at our option, our common shares on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common shares at the time of redemption. The number of our common shares issuable upon redemption of limited partnership interests held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common shares to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common shares in excess of the share ownership limit in our declaration of trust;

•	result in our common shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to fail to qualify as a REIT under the Code; or

•	cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

Partnership Expenses

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to assets that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities

Our trustees have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, we, through our wholly owned subsidiary, the general partner of our operating partnership, will have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, through our wholly owned subsidiary, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees to us. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our company in deciding whether to cause the operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly acknowledge that, as the general partner of our operating partnership, our wholly owned subsidiary is acting for the benefit of the operating partnership, the limited partners and our company collectively.

Distributions

The partnership agreement provides that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s assets in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

LTIP Units

In general, LTIP units are a class of partnership units in our operating partnership and will receive the same quarterly per unit distributions as the other outstanding OP units in our operating partnership. Initially, each LTIP unit will have a capital account balance of zero and, therefore, will not have full parity with OP units with respect to liquidating distributions. However, the operating partnership agreement provides that “book gain,” or economic appreciation, in our assets realized by our operating partnership as a result of the actual sale of all or substantially all of our operating partnership’s assets or the revaluation of our operating partnership’s assets as provided by applicable U.S. Department of Treasury regulations, or Treasury Regulations, will be allocated first to the LTIP unit holders until the capital account per LTIP unit is equal to the average capital account per-unit of our OP units in our operating partnership. The partnership agreement provides that our operating partnership’s assets will be revalued upon the occurrence of certain events, specifically additional capital contributions by us or other partners, the redemption of a partnership interest, a liquidation (as defined in the Treasury Regulations) of our operating partnership or the issuance of a partnership interest (including LTIP units) to a new or existing partner as consideration for the provision of services to, or for the benefit of, our operating partnership.

Upon equalization of the capital accounts of the LTIP unit holders with the average per-unit capital account of our OP units, the LTIP units will achieve full parity with the OP units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units. If a sale or revaluation of assets occurs at a time when our operating partnership’s assets have appreciated sufficiently since the last revaluation, the LTIP units would achieve full parity with the OP units upon such sale or revaluation. In the absence of sufficient appreciation in the value of our operating partnership’s assets at the time of a sale or revaluation, full parity would not be reached.

Consequently, an LTIP unit may never become convertible because the value of our operating partnership’s assets has not appreciated sufficiently between revaluation dates to equalize capital accounts. Until and unless parity is reached, the value for a given number of vested LTIP units will be less than the value of an equal number of our common shares.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. Notwithstanding the foregoing, our operating partnership will allocate gain on the sale of all or substantially all of its assets first to holders of LTIP units, and will, upon the occurrence of certain specified events, revalue its assets with any net increase in valuation allocated first to the LTIP units, in each case to equalize the capital accounts of such holders with the average capital account per unit of the general partner’s OP units. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury Regulations promulgated thereunder. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with this offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term

The operating partnership will continue indefinitely, or until sooner dissolved upon:

•	the dissolution or our company, together with the consent of the general partner and of the limited partners holding more than 50% of the percentage interests of the limited partners;

•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

Registration Rights

Subject to the terms of any other agreement between the general partner of our operating partnership and a limited partner with respect to OP units held by such limited partner, a holder of our OP units will only be entitled to the registration rights set forth in that certain registration rights agreement we entered into in September 2012 with an affiliate of Ellington and the Blackstone Funds, as the same may be amended from time to time. See “Description of Our Shares of Beneficial Interest—Registration Rights” for a description of the registration rights agreement.

Tax Matters

Our partnership agreement provides that our wholly owned subsidiary, as the sole general partner of the operating partnership, is the tax matters partner of the operating partnership and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that you, as a shareholder, may consider relevant. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the extent discussed in “—Taxation of Tax-Exempt U.S. Holders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and non-U.S. corporations (except to the extent discussed in “—Taxation of Non-U.S. Holders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs, and their investors;

•	trusts and estates (except to the extent discussed herein);

•	persons who receive our common shares through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding our common shares through a partnership or similar pass-through entity; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our shares.

This summary assumes that shareholders hold our common shares as capital assets for U.S. federal income tax purposes, which generally means as property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON

SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We intend to qualify and will elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our short taxable year ended December 31, 2013. We believe that, commencing with our short taxable year ended December 31, 2013, we were organized and have operated and will continue to operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, but no assurances can be given that we will operate in a manner so as to remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In connection with this offering, Hunton & Williams LLP will render an opinion that we qualified to be taxed as a REIT for our short taxable year ended December 31, 2013, and our organization and current and proposed method of operation will enable us to continue to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2014 and subsequent taxable years. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS or any court and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT relief provisions discussed below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on our REIT taxable income that we currently distribute to our shareholders, but taxable income generated by any domestic taxable REIT subsidiaries, or TRSs, will be subject to regular corporate income tax. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses, that we do not distribute or allocate to shareholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

•	If we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “—Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or the product of the highest U.S. federal corporate tax rate (currently, 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests.

•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification.”

•	If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm’s-length basis.

•	The earnings of any TRS that we form will be subject to U.S. federal corporate income tax.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired.

•	If we were to own a residual interest in a real estate mortgage investment conduit, or REMIC, we would be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our shares that is held in record name by “disqualified organizations.” Although the law is unclear, IRS guidance indicates that similar rules may apply to a REIT that owns an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. A “disqualified organization” includes (i) the United States; (ii) any state or political subdivision of the United States; (iii) any foreign government; (iv) any international organization; (v) any agency or instrumentality of any of the foregoing; (vi) any other tax-exempt organization (other than a farmer’s cooperative described in section 521 of the Code) that is exempt from income taxation and is not subject to taxation under the unrelated business taxable income provisions of the Code; and (vii) any rural electrical or telephone cooperative. We do not currently intend to hold REMIC residual interests or engage in financing activities that may result in treatment of us or a portion of our assets as a taxable mortgage pool. For a discussion of “excess inclusion income,” see “––Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income.”

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to federal, state and local corporate income tax on its taxable income. In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state and local franchise, property and other taxes and foreign taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1. It is managed by one or more trustees or directors.

2. Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5. At least 100 persons are beneficial owners (determined without reference to any rules of attribution) of its shares or ownership certificates.

6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7. It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

8. It meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.

9. It uses the calendar year as its taxable year.

10. It has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

We must meet requirements 1 through 4 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Requirements 5 and 6 apply to us beginning with our 2014 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, however, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that we will issue shares with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our declaration of trust restricts the ownership and transfer of our shares so that we should continue to satisfy these requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate. The provisions of our declaration of trust restricting the ownership and transfer of the shares are described in “Description of Our Shares of Beneficial Interest—Restrictions on Ownership and Transfer.”

To monitor compliance with the share ownership requirements, we generally will be required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by U.S. Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT status. We intend to comply with these requirements.

Qualified REIT Subsidiaries

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, other than a TRS, all of the shares of which is owned, directly or through one or more qualified REIT subsidiaries or disregarded entities, by the REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a limited liability company, that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (see “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the total value or total voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary or a REIT unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, a domestic TRS would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our shareholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales).

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend that all of our transactions with any TRS that we form will be conducted on an arm’s-length basis, but there can be no assurance that we will be successful in this regard.

We may form or invest in domestic or foreign TRSs in the future. To the extent that our TRSs pay any taxes, they will have less cash available for distribution to us. If dividends are paid by domestic TRSs to us, then the dividends we designate and pay to our shareholders who are taxed at individual rates, up to the amount of dividends that we receive from such entities, generally will be eligible to be taxed at the reduced 20% maximum federal rate applicable to qualified dividend income. See “—Taxation of U.S. Holders—Taxation of Taxable U.S. Holders on Distributions on Shares.”

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under applicable Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are not considered to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool. A taxable mortgage pool generally is treated as a corporation for federal income tax purposes; it cannot be included in any consolidated federal corporate income tax return. However, if a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, then a portion of the REIT’s income will be treated as “excess inclusion income” and a portion of the dividends the REIT pays to its shareholders will be considered to be excess inclusion income. Similarly, a portion of the income from a REMIC residual interest may be treated as excess inclusion income. A shareholder’s share of excess inclusion income (i) would not be allowed to be offset by any losses otherwise available to the shareholder, (ii) would be subject to tax as unrelated business taxable income, or UBTI, in the hands of most types of shareholders that are otherwise generally exempt from U.S. federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction under any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. IRS guidance indicates that a REIT’s excess inclusion income will be allocated among its shareholders in proportion to its dividends paid. However, the manner in which excess inclusion income would be allocated to dividends attributable to a tax year that are not paid until a subsequent tax year or to dividends attributable to a portion of a tax year when no excess inclusion income-generating assets were held or how such income is to be reported to shareholders is not clear under current law. Although the law is unclear, the IRS has taken the position that a REIT is taxable at the highest corporate tax rate on the portion of any excess inclusion income that it derives from an equity interest in a taxable mortgage pool equal to the percentage of its shares that is held in record name by “disqualified organizations” (as defined above under “—Taxation of Our Company”). Similar rules apply if we own a residual interest in a REMIC. If as a result of ownership by “disqualified organizations,” we are subject to tax on any excess inclusion income, under our declaration of trust, we will reduce distributions to such shareholders by the amount of tax paid by us that is attributable to such shareholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect our compliance with the distribution requirement. See “—Distribution Requirements.” To the extent that shares owned by “disqualified organizations” is held by a broker or other nominee, the broker/dealer or other nominees would be liable for a tax at the highest corporate tax rate on the portion of our excess inclusion income allocable to the shares held by the broker/dealer or other nominee on behalf of the “disqualified organizations.” A regulated investment company or other pass-through entity owning our shares will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to its record name owners that are “disqualified organizations.” We do not currently intend to hold REMIC residual interests (other than through a TRS) or engage in financing activities that may result in treatment of us or a portion of our assets as a taxable mortgage pool.

Gross Income Tests

We must satisfy two gross income tests annually to qualify and maintain our qualification as a REIT.

First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income and gain derived from foreclosure property (as described below);

•	income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test (except for income derived from the temporary investment of new capital), other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these.

Certain income items do not qualify for either gross income test. Other types of income are excluded from both the numerator and the denominator in one or both of the gross income tests. For example, gross income from the sale of property that we hold primarily for sale to customers in the ordinary course of business, income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” and gross income attributable to cancellation of indebtedness, or “COD,” income will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain.” For purposes of the 75% and 95% gross income tests, we are treated as receiving our proportionate share of our operating partnership’s gross income. We will monitor the amount of our non-qualifying income and will seek to manage our investment portfolio to comply at all time with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Dividends

Our share of any dividends received from any corporation (including dividends from any TRS we may form, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Interest

The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, market discount, original issue discount, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of (i) the date the REIT agreed to originate or acquire the loan or (ii) as discussed below, in the event of a “significant modification,” the date we modified the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan balance exceeds the applicable value of the real estate that secures the loan.

We intend to invest primarily in Agency RMBS pass-through certificates and CMOs (including IOs, IIOs and POs), and, to a lesser extent, non-Agency RMBS CMOs (including IOs, IIOs and POs), and we may invest directly in residential mortgage loans. Other than income from derivative instruments, as described below, we expect that all of the income of our Agency RMBS, non-Agency RMBS and residential mortgage loans will be qualifying income for purposes of the 95% gross income test. In the case of RMBS treated as interests in a grantor trust for federal income tax purposes, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans, and any residential mortgage loans that we own directly, would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is adequately secured by real property, as discussed above. In the case of RMBS treated as regular interests in a REMIC for federal income tax purposes, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% gross income test. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest rate swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holders of the related REMIC securities. We expect that any interest income from an RMBS that is not treated as an interest in a grantor trust or an interest in a REMIC will not be qualifying income for purposes of the 75% gross income test. We expect that a sufficient portion of our income from our Agency RMBS, non-Agency RMBS and residential mortgage loans will be qualifying income so that we will satisfy both the 75% and 95% gross income tests. However, there can be no assurance that we will satisfy both the 75% and 95% gross income tests.

We generally intend to engage in TBA transactions that are treated as “hedging transactions” as defined in “—Hedging Transactions.” We may, from time to time, opportunistically engage in TBA transactions because we find them attractive on their own. With respect to contracts for forward settling transactions such as TBAs that are not hedging transactions, the law is unclear with respect to the qualification of gains from dispositions of contracts for forward settling transactions as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. Until we receive a favorable private letter ruling from the IRS or we receive an opinion of counsel to the effect that income and gain from the disposition of such contracts for forward settling transactions should be treated as qualifying income for purposes of the 75% gross income test, we will limit our gains from dispositions of such contracts for forward settling transactions (other than hedging transactions) and any non-qualifying income to no more than 25% of our gross income for each calendar year. Accordingly, our ability to dispose of such contracts for forward settling transactions, through dollar roll transactions or otherwise, could be limited. Moreover, even if we are advised by counsel that income and gains from dispositions of such contracts for forward settling transactions should be treated as qualifying income, it is possible that the IRS could successfully take the position that such income is not qualifying income. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income and any other non-qualifying income exceeds 25% of our gross income. See “—Failure to Qualify.”

Although we have not yet acquired distressed mortgage loans, we may acquire distressed mortgage loans in the future. Revenue Procedure 2011-16 provides that that the IRS will treat distressed mortgage loans acquired by a REIT that are secured by real property and other property as producing, in part, non-qualifying income for the 75% gross income test. Specifically, Revenue Procedure 2011-16 indicates that interest income on such a distressed mortgage loan will be treated as qualifying income based on the ratio of: (i) the fair market value of the real property securing the debt determined as of the date the REIT committed to acquire the loan; and (ii) the face amount of the loan (and not the purchase price or current value of the loan). The face amount of a distressed mortgage loan will typically exceed the fair market value of the real property securing the mortgage loan on the date the REIT commits to acquire the loan. To the extent we invest in distressed mortgage loans, we intend to do so in a manner consistent with maintaining our qualification as a REIT.

We may modify the term of any residential mortgage loans we acquire. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2011-16 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is (i) occasioned by a borrower default or (ii) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. To the extent we significantly modify loans in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified, which could result in a portion of the interest income on the loan being treated as non-qualifying income for purposes of the 75% gross income test and a portion of the value of the loan being treated as a non-qualifying asset for the 75% asset test. In determining the value of the real property securing such a loan, we generally will not obtain third-party appraisals but rather will rely on internal valuations.

We may invest opportunistically in other types of mortgage and real estate-related assets. To the extent we invest in such assets, we must do so in a manner that will enable us to satisfy the 75% and 95% gross income tests described above.

Hedging Transactions

From time to time, we will enter into “hedging transactions” with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, short U.S. treasury positions, futures and forward contracts and TBAs. Except to the extent provided by Treasury Regulations, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets (“liability hedge”). A “hedging transaction” also includes any transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. We are required to match the tax character and timing of income, deduction, gain or loss from hedging transactions as closely as possible with the tax character and timing of income, deduction, gain or loss from the item or items being hedged. To the extent that we hedge for other purposes, or to the extent that a portion of the hedged assets are not treated as “real estate assets” (as described below under “—Asset Tests”) or we enter into derivative transactions that are not liability hedges or we fail to satisfy the identification requirements with respect to a hedging transaction, the income from those transactions will likely be treated as non-qualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT, but we cannot assure you that we will be able to do so. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Fee Income

We may earn income from fees in certain circumstances. Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees, including certain amounts received in connection with mortgage servicing rights, generally are not qualifying income for purposes of either gross income test. Any fees earned by a TRS, like other income earned by a TRS, will not be included in the REIT’s gross income for purposes of the gross income tests.

Foreign Currency Gain

Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Rents from Real Property

We do not currently own and have no current intention to acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded, however, from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

•	Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

•	Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. We may, however, provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting our rental income from the related properties.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Any such income will be excluded from the application of the 75% and 95% gross income tests. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. No assurance, however, can be given that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the sale of those assets. To the extent we intend to dispose of an asset that may be treated as held “primarily for sale to customers in the ordinary course of a trade or business,” we may contribute the asset to a TRS prior to the disposition.

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income (including foreign currency gain) from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property will qualify, however, under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered, however, to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the U.S. Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property), or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property);

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we are entitled to qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed with the IRS in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and investments in money market funds;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

•	regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities (other than any TRS we may own) may not exceed 5% of the value of our total assets (the “5% asset test”).

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the total voting power or 10% of the total value of any one issuer’s outstanding securities (the “10% vote test” and the “10% value test,” respectively).

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test (the “25% securities test”).

For purposes of these asset tests, we are treated as holding our proportionate share of our operating partnership’s assets. For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans or mortgage-backed securities that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

•	“straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any “controlled TRS” hold non-“straight” debt securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than twelve months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	any loan to an individual or an estate;

•	any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	any obligation to pay “rents from real property”;

•	certain securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity;

•	any security (including debt securities) issued by another REIT;

•	any debt instrument of an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and certain debt securities issued by that partnership; or

•	any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We intend to invest primarily in Agency RMBS and, to a lesser extent, non-Agency RMBS that are pass-through certificates or CMOs (including IOs, IIOs and POs), and we may invest directly in residential mortgage loans. In the case of RMBS treated as interests in a grantor trust for federal income tax purposes, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans, and any residential mortgage loans that we own directly, will generally qualify as real estate assets for purposes of the 75% asset test to the extent that they are secured by real property. Revenue Procedure 2011-16 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (1) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan or (2) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date. In the case of RMBS treated as regular interests in a REMIC for federal income tax purposes, such interests will generally qualify as real estate assets for purposes of the 75% asset test. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC qualifies for purposes of the REIT asset test. To the extent any of our investments in Agency RMBS are not treated as real estate assets, we expect such Agency RMBS will be treated as government securities because they are issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States. Our investments in non-Agency RMBS that are not interests in a grantor trust or REMIC or government securities will not be treated as qualifying assets for purposes of the 75% asset test and will be subject to the 5% asset test, the 10% value test, the 10% vote test and the 25% securities test described above.

We may also invest directly in residential mortgage loans, including, in the future, distressed loans. As discussed above under “—Gross Income Tests,” under the applicable Treasury regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of (i) the date we agreed to acquire or originate the loan or (ii) in the event of a significant modification, the date we modified the loan, then a portion of the interest income from such a loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. Although the law is not entirely clear, a portion of the loan will also likely be a non-qualifying asset for purposes of the 75% asset test. Revenue

Procedure 2011-16 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan or (ii) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date. Under the safe harbor, when the current value of a distressed mortgage loan exceeds the fair market value of the real property that secures the loan, determined as of the date we committed to acquire or originate the loan, the excess will be treated as a non-qualifying asset. Accordingly, an increasing portion of a distressed mortgage loan will be treated as a non-qualifying asset as the value of the distressed mortgage loan increases. To the extent we invest in residential mortgage loans (including distressed loans), we intend to do so in a manner consistent with qualifying and maintaining our qualification as a REIT.

We have entered, and may in the future enter, into repurchase agreements under which we nominally sold certain of our assets to a counterparty and simultaneously entered into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Based on positions the IRS has taken in analogous situations, we believe that these transactions would by treated as secured debt and that we would be treated for REIT asset and income test purposes as the owner of the assets that would be the subject of such agreements notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own our assets subject to sale and repurchase agreements during the term of such agreements, in which case we could fail to qualify as a REIT.

We may purchase Agency RMBS through forward settling transactions, including TBAs. The law is unclear with respect to the qualification of contracts for forward settling transactions as real estate assets or Government securities for purposes of the 75% asset test. Until we receive a favorable private letter ruling from the IRS or we receive an opinion from counsel to the effect that contracts for forward settling transactions should be treated as qualifying assets for purposes of the 75% asset test, we will limit our investment in contracts for forward settling transactions and any non-qualifying assets to no more than 25% of our total assets at the end of any calendar quarter and will limit our investments in contracts for forward settling transactions with a single counterparty to no more than 5% of our total assets at the end of any calendar quarter. Accordingly, our ability to purchase Agency RMBS through contracts for forward settling transactions could be limited. Moreover, even if we are advised by counsel that contracts for forward settling transactions should be treated as qualifying assets, it is possible that the IRS could successfully take the position that such assets are not qualifying assets. In the event that such assets were determined not to be qualifying for the 75% asset test, we could be subject to a penalty tax or we could fail to qualify as a REIT if the value of our contracts for forward settling transactions and any non-qualifying assets exceeds 25% of our total assets at the end of any calendar quarter or if the value of our investments in contracts for forward settling transactions with a single counterparty exceeds 5% of our total assets at the end of any calendar quarter. See “—Failure to Qualify.”

Derivative instruments, other than possibly TBAs as discussed in the prior paragraph, generally are not qualifying assets for purposes of the 75% asset test. Thus, derivative instruments such as interest rate swaps, futures contracts, and other similar instruments, even if used in “hedging transactions” as defined in “—Hedging Transactions,” are non-qualifying assets for purposes of the 75% asset test.

As discussed above, we may invest opportunistically in other types of mortgage-related assets. To the extent we invest in such assets, we intend to do so in a manner that will enable us to satisfy each of the asset tests described above. However, we cannot assure you that we will be able to satisfy the asset tests described above. We will monitor the status of our assets for purposes of the various asset tests and seek to manage our portfolio to comply at all times with such tests. No assurance, however, can be given that we will continue to be successful in this effort. In this regard, to determine our compliance with these requirements, we will have to value our investment in our assets to ensure compliance with the asset tests. Although we seek to be prudent in making these estimates, no assurances can be given that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and, thus, would fail to qualify as a REIT.

If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification so long as:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of the total value of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of the U.S. Treasury and (iii) pay a tax equal to the greater of $50,000 or the product of the highest U.S. federal corporate tax rate (currently, 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests. If the IRS were to determine that we failed the 5% asset test or 75% asset test because contracts for forward settling transactions are not qualifying assets, it is possible that the IRS would not consider our position taken with respect to such assets, and accordingly our failure to satisfy the 5% asset test or 75% asset test, to be due to reasonable cause and not due to willful neglect. If the IRS were to successfully assert these positions, we would fail to qualify as a REIT. See “—Failure to Qualify.” Accordingly, it is not possible to state whether we would be entitled to the benefit of these relief provisions with regard to this issue or in any other circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT.

We believe that the Agency RMBS, non-Agency RMBS, and other assets that we hold will satisfy the foregoing asset test requirements. We will monitor the status of our assets and our future acquisition of assets to ensure that we comply with those requirements, but we cannot assure you that we will be successful in this effort. No independent appraisals will be obtained to support our estimates of and conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that support our Agency RMBS and non-Agency RMBS. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, no assurance can be given that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the shareholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro-rata among all outstanding shares within a particular class and (ii) in accordance with the preferences among different classes of shares as set forth in our organizational documents.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long term capital gain we recognize in a taxable year. See “—Taxation of U.S. Holders—Taxation of Taxable U.S. Holders on Distributions on Shares.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the REIT distribution requirements and the 4% nondeductible excise tax described above.

We intend to make timely distributions in the future sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of cash, including distributions from our subsidiaries, and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•	We will recognize taxable income in advance of the related cash flow with respect to our investments that are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•

We may acquire investments that are treated as having “market discount” for federal income tax purposes, because the investments are debt instruments that we acquire for an amount less than their principal amount. We do not intend to elect to recognize market discount currently. Under the market discount rules, we may be required to treat portions of gains on sale of market discount bonds as ordinary income and may be required to include some amounts of principal payments received on market discount bonds as ordinary income. The recognition of market discount upon receipt of principal payments results in an acceleration of the recognition of taxable income to periods prior to the receipt of the related economic income. Further, to the extent that such an investment does not fully amortize according to its terms, we may never receive the economic income attributable to previously recognized market discount.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds, sell assets or make taxable distributions of our shares or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our shares or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in shares as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/shares dividends, but that revenue procedure does not apply to our 2013 and future taxable years. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and shares. We have no current intention to make a taxable dividend payable in cash and our shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest and may be required to pay a penalty to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current or accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction and shareholders taxed at individual rates might be eligible for the reduced federal income tax rate of 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of the Operating Partnership

Our operating partnership currently is a disregarded entity because we own 100% of the interests in it, directly or through other disregarded entities. If we admit other limited partners, our operating partnership will be treated as a partnership for tax purposes, as described below.

Under the Code, a partnership generally is not subject to federal income tax, but is required to file a partnership tax information return each year. In general, the character of each partner’s share of each item of income, gain, loss, deduction, credit, and tax preference is determined at the partnership level. Each partner is then allocated a distributive share of such items in accordance with the partnership agreement and is required to take such items into account in determining such partner’s income. Each partner includes such amount in income for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any cash distributions from the partnership. Cash distributions, if any, from a partnership to a partner generally are not taxable unless and to the extent they exceed the partner’s basis in its partnership interest immediately before the distribution. Any amounts in excess of such tax basis will generally be treated as a sale or exchange of such partner’s interest in the partnership.

If and when our operating partnership becomes taxable as a partnership, rather than a disregarded entity, we generally will be treated for federal income tax purposes as contributing our assets to the operating partnership at such time. If our assets are appreciated at such time, we could recognize a smaller share of tax depreciation, and a larger share of tax gain on sale, from such properties subsequent to that deemed contribution, as compared to our percentage interest in the operating partnership. This deemed contribution also could trigger tax gain in some circumstances, but we expect to structure the admission of outside partners in a manner that should avoid any such gain.

As noted above, for purposes of the REIT income and asset tests, we are treated as receiving or holding our proportionate share of our operating partnership’s income and assets, respectively. We control, and intend to continue to control, our operating partnership and intend to operate it consistently with the requirements for our qualification as a REIT.

We may issue equity compensation to employees in the form of interests in our operating partnership that provide for capital gain treatment to the employees but do not generate a corresponding deduction for our operating partnership.

The discussion above assumes that our operating partnership will be treated as a “partnership” for federal income tax purposes once it is no longer treated as a disregarded entity. Generally, a domestic unincorporated entity with two or more partners is treated as a partnership for federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain “publicly traded partnerships” are treated as corporations for federal income tax purposes. Once our operating partnership is no longer a disregarded entity for federal income tax purposes, we intend to comply with one or more exceptions to treatment of our operating partnership as a corporation under the publicly traded partnership rules. Failure to qualify for such an exception would prevent us from qualifying as a REIT.

Taxation of U.S. Holders

The term “U.S. holder” means a beneficial owner of our common shares that, for federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, any of its States or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common shares by the partnership.

Taxation of Taxable U.S. Holders on Distributions on Shares

As long as we qualify as a REIT, a taxable U.S. holder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. holder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. holder generally will not qualify for the 20% tax rate for “qualified dividend income.”

The maximum tax rate for qualified dividend income received by taxpayers taxed at individual rates is 20%. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income.

As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 39.6%. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from certain non-REIT corporations (e.g., dividends from any domestic TRSs), (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income) and (iii) attributable to income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. holder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common shares become ex-dividend. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us.

A U.S. holder generally will take into account distributions that we properly designate as capital gain dividends as long-term capital gain, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our common shares. A corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we recognize in a taxable year. In that case, to the extent we designate such amount on a timely notice to such shareholder, a U.S. holder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. holder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. holder’s common shares. Instead, the distribution will reduce the adjusted basis of such common shares. A U.S. holder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder’s adjusted basis in his or her common shares as long-term capital gain, or short-term capital gain if the common shares have been held for one year or less, assuming the common shares are a capital asset in the hands of the U.S. holder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year, as described in “—Distribution Requirements.”

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income.

Taxable distributions from us and gain from the disposition of our common shares will not be treated as passive activity income and, therefore, a U.S. holder generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which such U.S. holder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, U.S. holders at times may be required to pay federal income tax on distributions taxable as dividends that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a U.S. holder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased our common shares at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such common shares might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable U.S. holder will decrease.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any U.S. holder that income will be taxable in the hands of the U.S. holder and would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See “––Requirements for Qualification––Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we would notify our shareholders if a portion of a dividend paid by us is attributable to excess inclusion income. We intend to avoid generating excess inclusion income for our shareholders.

Taxation of Taxable U.S. Holders on the Disposition of Shares

In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. holder has held such common shares for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis. A holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder (discussed above) less tax deemed paid by such U.S. holder on such gains and reduced by any returns of capital. However, a U.S. holder must treat any loss upon a sale or exchange of common shares held by such holder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. holder treats as long term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of our common shares may be disallowed if the U.S. holder purchases our common shares (or substantially similar common shares) within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gain applicable to U.S. holders taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gains or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our common shares.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 20% or 25% rate. The highest marginal individual income tax rate currently is 39.6%. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses, including capital losses recognized upon the disposition of our shares. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Withholding

We or the applicable withholding agent will report to U.S. holders and to the IRS the amount and the tax character of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. holder who does not provide the applicable withholding agent with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. U.S. holders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding. In addition, the applicable withholding agent may be required to withhold a portion of distributions to any U.S. holders who fail to certify their U.S. status. For payments made after June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on dividends received by U.S. holders who own our common shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments made after December 31, 2016, on proceeds from the sale of our common shares by U.S. holders who own our common shares through foreign accounts or foreign intermediaries. We will not pay any additional amounts in respect of amounts withheld.

Taxation of Tax-Exempt U.S. Holders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. They are subject, however, to taxation on their UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI so long as our common shares are not otherwise used in an unrelated trade or business. However, if a tax-exempt shareholder were to finance its investment in our common shares with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. In addition, our dividends that are attributable to excess inclusion income will constitute UBTI in the hands of most tax-exempt shareholders. See “—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income.” However, we intend to avoid generating excess inclusion income for our shareholders. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our shares; or

•	A group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

Tax-exempt U.S. holders are urged to consult their tax advisors regarding the U.S. federal, state, local, and foreign tax consequences of owning our common shares.

Taxation of Non-U.S. Holders

The term “non-U.S. holder” means a beneficial owner of our common shares that is not a U.S. holder or a partnership (or an entity or arrangement treated as a partnership for federal income tax purposes). The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign holders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state and local income tax laws on ownership of our common shares, including any reporting requirements.

For most non-U.S. holders, investment in a REIT that invests principally in mortgage loans and mortgage-backed securities is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most non-U.S. holders to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not.

A non-U.S. holder that receives a distribution from us that is not attributable to gain from our sale or exchange of “United States real property interests,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Our dividends that are attributable to excess inclusion income will be subject to the 30% withholding tax, without reduction for any otherwise applicable income tax treaty. See “—Requirements for Qualification—Taxable Mortgage Pools and Excess Inclusion Income.” We intend to avoid generating excess inclusion income for our shareholders. If a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the distribution will not incur the 30% withholding tax, but the non-U.S. holder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. holder. In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common shares. It is expected that the applicable withholding agent will withhold U.S. income tax at the rate of 30% on the gross amount of any distribution that we do not designate as a capital gain distribution or retained capital gain and is paid to a non-U.S. holder unless either:

•	a lower treaty rate applies and the non-U.S. holder files with the applicable withholding agent an IRS Form W-8BEN evidencing eligibility for that reduced rate, or

•	the non-U.S. holder files with the applicable withholding agent an IRS Form W-8ECI claiming that the distribution is effectively connected income.

Capital gain dividends received or deemed received by a non-U.S. holder from us that are not attributable to gain from our sale or exchange of “United States real property interests,” as defined below, are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. holder’s investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. holder (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain) or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year).

A non-U.S. holder will not incur tax on a distribution on the common shares in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted tax basis of its common shares. Instead, the excess portion of the distribution will reduce such non-U.S. holder’s adjusted tax basis of its common shares. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, it is expected that the applicable withholding agent normally will withhold tax on the entire amount of any distribution at the same rate applicable to withholding on a dividend. However, a non-U.S. holder may obtain a refund of amounts that the applicable withholding agent withheld if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For payments made after June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to certain non-U.S. holders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments made after December 31, 2016, on proceeds from the sale of our common shares received by certain non-U.S. holders. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. The term “United States real property interests” generally does not include residential mortgage loans or mortgage-backed securities such as Agency RMBS or non-Agency RMBS. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, a non-U.S. holder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless a non-U.S. holder qualifies for the exception described in the next paragraph, the applicable withholding agent must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against such holder’s tax liability for the amount withheld.

Capital gain distributions on our common shares that are attributable to our sale of real property will be treated as ordinary dividends, rather than as gain from the sale of a United States real property interest, as long as (i) our common shares are “regularly traded” on an established securities market in the United States and (ii) the non-U.S. holder does not own more than 5% of our common shares during the one-year period preceding the distribution date. As a result, non-U.S. holders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We believe our common shares currently are treated as being regularly traded on an established securities market in the United States. If our common shares are not regularly traded on an established securities market in the United States or the non-U.S. holder owned more than 5% of our common shares at any time during the one-year period prior to the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA. Moreover, if a non-U.S. holder disposes of our common shares during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire our common shares within 61 days of the 1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a United States real property interest capital gain to such non-U.S. holder, then such non-U.S. holder will be treated as having United States real property interest capital gain in an amount that, but for the disposition, would have been treated as United States real property interest capital gain.

A non-U.S. holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our common shares as long as we are not a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are United States real property interests, then the REIT will be a United States real property holding corporation. We do not anticipate that we will be a United States real property holding corporation based on our investment strategy. In the unlikely event that at least 50% of the assets we hold were determined to be United States real property interests, gains from the sale of our common shares by a non-U.S. holder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. holder generally would not incur tax under FIRPTA on gain from the sale of our common shares if we were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. persons. We believe that we are a domestically controlled qualified investment entity, and that a sale of our common shares would not be subject to taxation under FIRPTA. No assurance can be given, however, that we will remain a domestically controlled qualified investment entity.

If our common shares are regularly traded on an established securities market in the United States, an additional exception to the tax under FIRPTA on gain from share sales will be available, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. holder sells our common shares. Under that exception, the gain from such a sale by such a non-U.S. holder will not be subject to tax under FIRPTA if:

•	our common shares are considered regularly traded under applicable U.S. Treasury regulations on an established securities market, such as the New York Stock Exchange; and

•	the non-U.S. holder owned, actually or constructively, 5% or less of the applicable class of our shares at all times during a specified testing period.

As noted above, we believe our common shares are currently treated as being regularly traded on an established securities market. If the gain on the sale of our common shares were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. holder provided that the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the applicable withholding agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. holder of common shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective shareholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our common shares.

State, Local and Foreign Taxes

We and/or our subsidiaries and common shareholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which we, our subsidiaries, or our common shareholders transact business, own property or reside. We or our subsidiaries may own properties located in numerous jurisdictions and may be required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment of us and our common shareholders may differ from the federal income tax treatment of us and our common shareholders described above. Consequently, common shareholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws upon an investment in our common shares.

UNDERWRITING

Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are acting as joint bookrunners of this offering and as representatives of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement dated             , 2014, we have agreed to sell to the underwriters named below the following respective numbers of common shares:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the common shares in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to               additional common shares from us at the public offering price. The option may be exercised only to cover any over-allotments of common shares.

The underwriters propose to offer the common shares initially at the public offering price on the cover page of this prospectus. After the initial public offering, the representatives may change the public offering price and discount to broker/dealers.

The following table summarizes the compensation our Manager or its affiliates have agreed to pay in connection with this offering:

Total
	Per Share	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commission	$	$	$

We estimate that our out of pocket expenses for this offering (including up to $10,000 in reimbursement of certain underwriter’s counsel fees in connection with the review of the offering by FINRA) will be approximately $            .

The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the common shares being offered.

We have agreed that we will not, subject to certain exceptions, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives, for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension; provided, further, however, that the foregoing proviso shall not be applicable so long as we are an emerging growth company.

Our trustees and executive officers, our Manager and its executive officers, and certain affiliates of Ellington have agreed that they will not, subject to certain exceptions, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any common shares or securities convertible into or exchangeable or exercisable for any of our common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions is to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge, or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension; provided, further, however, that the foregoing proviso shall not be applicable so long as we are an emerging growth company.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common shares are listed on the New York Stock Exchange under the symbol “EARN.”

Other than as described below, there are no past or current material relationships between the underwriters or their affiliates and us. We are a party to master repurchase agreements, ISDA trading agreements and master securities forward transaction agreements with certain of the underwriters or their affiliates pursuant to which these underwriters or their affiliates may receive customary fees and expenses. As of March 28, 2014, we had $         million outstanding under a master repurchase agreement with an affiliate of Deutsche Bank Securities Inc. and $             million outstanding under a master repurchase agreement with an affiliate of Credit Suisse Securities (USA) LLC. In addition, certain of the underwriters or their affiliates are currently counterparties in trading activities with us, and in the future may be lenders under one or more repurchase agreements or may be lenders to, or counterparties in securities, derivatives and other trading activities with us. In addition, certain underwriters or their affiliates have provided or are providing commercial banking activities to affiliates of us, none of which we believe are material to us. The underwriters and their affiliates may in the future engage in investment banking, lending and other commercial dealings in the ordinary course of business with us. They would receive customary fees and commissions for these services.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters are not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate members are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters on the same basis as other allocations.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Hunton & Williams LLP. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “Material U.S. Federal Income Tax Considerations” is based on the opinion of Hunton & Williams LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP. Certain matters relating to Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into the prospectus which forms part of the registration statement (Commission File No. 333-194891) except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 21, 2014;

2)	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 7, 2014 in connection with our Annual Meeting of Shareholders to be held on May 20, 2014; and

3)	Our Current Report on Form 8-K, filed with the SEC on March 12, 2014.

All of the documents that we have incorporated by reference into this prospectus are available on the SEC’s website, www.sec.gov. In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549.

Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

Each person, including any beneficial owner, who receives this prospectus will receive a copy of any report or document incorporated by reference included in but not delivered with this prospectus, if requested. If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to us at Ellington Residential Mortgage REIT, c/o Investor Relations, 53 Forest Avenue, Old Greenwich, CT 06870, or contact our offices at (203) 698-1200. The documents may also be accessed on our website at www.earnreit.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

SEC registration fee		$14,812
FINRA filing fee		17,750
NYSE listing fee		*
Legal fees and expenses (including Blue Sky fees)		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

On September 25, 2012, we completed a private placement of 1,575,000 common shares to our initial investors for a price of $20.00 per share. On May 6, 2013, we completed a private placement of 1,050,000 common shares to our initial investors for a price of $20.00 per share. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

On September 23, 2013, the Board, upon the recommendation of the Compensation Committee of the Board, approved restricted share awards pursuant to its 2013 Equity Incentive Plan for the following independent members of its Board: Thomas F. Robards, Robert B. Allardice, III, David Miller, and Ronald I. Simon, Ph.D. Each of these trustees was granted 1,616 restricted common shares of beneficial interest. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.	Indemnification and Limitation of Liability of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

In addition, our declaration of trust provides that, to the maximum extent permitted by law and subject to certain exceptions, our initial shareholders and our trustees, and their affiliates (which includes the Blackstone Funds, Ellington, our trustees who are nominated by affiliates of the Blackstone Funds or Ellington and our officers who are also employees of Ellington), have no duty to refrain from competing with us, owning any investments or engaging in any business activities (including investments and business activities that are similar to our current or proposed investments or business activities) or buying, selling or trading any securities or commodities for their own accounts (including taking positions contrary ours), and no such person will be liable to us or any shareholder for a conflict of interest or a breach of any duty by reason of the fact that the person participates in any such activity. Our declaration of trust also provides that, to the maximum extent permitted by law, none of our initial shareholders or trustees, or their affiliates, are required to present any business opportunity to us unless the opportunity is expressly offered to such person in his or her capacity as a trustee or officer of us.

Our declaration of trust permits us and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify (a) any present or former trustee or officer and (b) any individual who, while a trustee or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer, member, manager, partner, employee or agent, in either case, who is made or is threatened to be made a party to or witness in the proceeding by reason of his or her service in any such capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his service in that capacity. The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The Maryland General Corporation Law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer has reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged to be liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses. In accordance with the Maryland General Corporation Law, as a condition to advancing expenses, we must obtain (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written statement by him or her or on his or her behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct was not met.

We have entered into indemnification agreements with our trustees and our executive officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancement by us of expenses and costs relating to certain claims, suits or proceedings arising from their service to us.

We have obtained an insurance policy under which our trustees and executive officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act of 1933.

Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits

(a) Financial Statements. The section “Financial Statements and Supplementary Data” contained in our 2013 10-K is incorporated herein by reference.

(b) Exhibits. The list of exhibits following the signature page of this registration statement is incorporated by reference herein.

Item 37.	Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on April 11, 2014.

ELLINGTON RESIDENTIAL MORTGAGE REIT

By:	/s/ Lisa Mumford
Lisa Mumford
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* LAURENCE PENN	Chief Executive Officer, President and Trustee (Principal Executive Officer)	April 11, 2014

/s/ LISA MUMFORD LISA MUMFORD	Chief Financial Officer (Principal Financial and Accounting Officer)	April 11, 2014

* MICHAEL W. VRANOS	Trustee	April 11, 2014

* THOMAS F. ROBARDS	Chairman of the Board	April 11, 2014

* RONALD I. SIMON PH.D	Trustee	April 11, 2014

* ROBERT B. ALLARDICE, III	Trustee	April 11, 2014

* MENES O. CHEE	Trustee	April 11, 2014

* DAVID MILLER	Trustee	April 11, 2014

*By:	/s/ Jason Frank
Name:	Jason Frank
Title:	As attorney-in-fact

Exhibit Number	Description
1.1	Form of Underwriting Agreement.

3.1	Articles of Amendment and Restatement of Ellington Residential Mortgage REIT filed on May 3, 2013 (incorporated by reference to Exhibit 3.1 to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2013).

3.2	Amended and Restated Bylaws of Ellington Residential Mortgage REIT (incorporated by reference to Exhibit 3.2 the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2013).

4.1	Specimen Common Share Certificate of Ellington Residential Mortgage REIT (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the registration statement on Form S-11/A (No. 333-187662), filed on April 23, 2013).

5.1	Opinion of Venable LLP (including consent of such firm).

8.1	Opinion of Hunton & Williams LLP (including consent of such firm).

10.1	Amended and Restated Management Agreement between Ellington Residential Mortgage REIT and Ellington Residential Mortgage Management LLC (incorporated by reference to Exhibit 10.1 the Company’s annual report on Form 10-K for the year ended December 31, 2013).

10.2†	2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the registration statement on Form S-11/A (No. 333-187662), filed on April 23, 2013).

10.3†	Form of Share Award Agreement (for trustees) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 25, 2013).

10.4	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to Amendment No. 2 to the registration statement on Form S-11/A (No. 333-187662), filed on April 29, 2013).

10.5	Registration Rights Agreement, dated as of September 24, 2012, by and among Ellington Residential Mortgage REIT, EMG Holdings, L.P. and Blackstone Tactical Opportunities EARN Holdings, L.L.C.(incorporated by reference to Exhibit 10.4 to Amendment No. 1 to the registration statement on Form S-11/A (No. 333-187662), filed on April 23, 2013).

10.6	Shareholders Agreement by and among Ellington Residential Mortgage REIT, EMG Holdings, L.P., and Blackstone Tactical Opportunities EARN Holdings, L.L.C. dated May 6, 2013 (incorporated by reference to Exhibit 10.1 to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2013).

10.7	Amended and Restated Agreement of Limited Partnership of Ellington Residential Mortgage LP (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to the registration statement on Form S-11/A (No. 333-187662), filed on April 23, 2013).

21.1	Subsidiaries of Ellington Residential Mortgage REIT (incorporated by reference to Exhibit 21.1 to the Company’s annual report on Form 10-K for the year ended December 31, 2013).

23.1	Consent of Venable LLP (included in Exhibit 5.1).

23.2	Consent of Hunton & Williams LLP (included in Exhibit 8.1).

23.3	Consent of PricewaterhouseCoopers LLP.

†	Compensatory plan or arrangement.